As filed with the Securities and Exchange Commission on May 13, 1996
                                                     Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-1
                          Registration Statement Under
                           The Securities Act of 1933



                            ADVANCED FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of                       (Primary Standard
incorporation or organization)                   Industrial Classification)
                                                         Code Number)

84-1069415
(IRS Employer Identification No.)   5425 Martindale, Shawnee, KS  66218
                                    Tel.  (913) 441-2466
                                    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Norman L. Peterson, President
                            Advanced Financial, Inc.
                                 5425 Martindale
                                Shawnee, KS 66218
                                 (913) 441-2466

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                              Allen G. Reeves, Esq.
                              Allen G. Reeves, P.C.
                             900 Equitable Building
                                 730 17th Street
                                Denver, CO 80202
                                 (303) 534-6278

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

                         CALCULATION OF REGISTRATION FEE
================================================================================

Title of each                         Proposed     Proposed
class of                               maximum      maximum
securities                            offering     aggregate        Amount of
to be                 Amount to be    price per    offering       registration
registered            registered       share       price(1)           fee
- --------------------------------------------------------------------------------
Common Stock          1,000,000       $   .50     $  500,000       $  172.40
$.001 par
value(2)

Common Stock            400,000       $ 10.00     $4,000,000        $1,379.20
$.001 par value(3)
================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, based on the average of the high and low price of the registrant's common stock in the consolidated reporting system on the American Stock Exchange on April 24, 1996.
(2)      Issuable upon exercise of stock options.
(3)      Issuable upon exercise of Class B Warrants.

     This Registration Statement also covers, pursuant to Rule 416, any additional shares of Common Stock which may become issuable by reason of the anti-dilution provisions of the stock options and Class B Warrants.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ADVANCED FINANCIAL, INC
                              CROSS REFERENCE SHEET


Form S-1 Item Numbers and Caption                    Heading in Prospectus
- ---------------------------------                    ---------------------
1. Forepart of the Registration Statement and
     Outside Front Cover of Prospectus..........  Cover Page of Form S-1 and
                                                  Cover Page of Prospectus

2. Inside Front and Outside Back Cover Pages
    of Prospectus...............................  Inside Front and Outside Back
                                                  Cover Pages of Prospectus

3. Summary Information, Risk Factors............  Summary Information and
     and Ratio of Earnings to Fixed Charges       Risk Factors

4. Use of Proceeds..............................  Cover Page of Prospectus;


5. Determination of Offering Price..............  Not Applicable

6. Dilution.....................................  Not Applicable

7. Selling Security Holders.....................  Selling Stockholders

8. Plan of Distribution.........................  Cover Page of Prospectus

9. Description of Securities to be Registered...  Description of Capital Stock
                                                  of the Company

10.Interests of Named Experts and Counsel.......  Legal Matters and Experts

11.Information With Respect To The Registrant...  The Company, Selected
                                                  Financial Data, Management's
                                                  Discussion and Analysis of
                                                  Results of Financial
                                                  Condition; Management; Certain
                                                  Transactions

12.Disclosure of Commission Position on
     Indemnification for Securities
     Act Liabilities............................  Indemnification

13.Other Expenses of Issuance and
     Distribution...............................  Part II

14.Indemnification of Directors and Officers...   Part II

15.Recent Sales of Unregistered Securities.....   Part II

16.Exhibits and Financial Statement Schedules..   Part II

17.Undertakings................................   Part II

                                   PROSPECTUS

                            ADVANCED FINANCIAL, INC.

     This Prospectus relates to an aggregate of 1,000,000 shares of the common stock, $.001 par value per share, of Advanced Financial, Inc., which may be offered for sale by certain shareholders of the Company (the "Selling
Stockholders") should they exercise their purchase rights granted to them pursuant to certain stock options. This Prospectus relates to the shares underlying such stock options and also relates to their possible resale by the Selling Shareholders. The Company will receive none of the proceeds from the sale of shares by the Selling Stockholders should they sell the shares underlying such stock options. However, the Company will receive a maximum of $500,000 in connection with the exercise of the 1,000,000 options, the shares of which are covered by this Prospectus. This Prospectus also relates to the issuance of up to 400,000 shares which may be issued to holders of Class B Warrants outstanding in the event such warrants are exercised at a price of $10.00 per warrant prior to their expiration on December 31, 1996. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $20,000, will be borne by the Company.

     The Company's common stock has been traded on the American Stock Exchange since March 29, 1993 under the symbol AVF. On April 24, 1996, the stock had a market price of $1.38.

     The Company has been advised by the Selling Stockholders that the shares may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions, (including crosses and block transactions) on the American Stock Exchange at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them may be deemed to be underwriting compensation.

                       THE SHARES OFFERED HEREBY INVOLVE A
                         HIGH DEGREE OF RISK. SEE "RISK
                                    FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                     The date of this Prospectus is , 1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933 with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 5425 Martindale, Shawnee, Kansas 66218, telephone (913) 441-2466.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

                                   The Company

     Advanced Financial, Inc. (the "Company") is a publicly traded Delaware company formed in June 1988. In July 1990 the principals of the Company recognized an opportunity existed in the mortgage servicing industry due to the collapse of the savings and loan industry. On March 29, 1991 the Company was successful in acquiring Creative Financing, Inc. as a wholly owned subsidiary. In 1992, this subsidiary changed its name to Continental Mortgage, Inc. The name was again changed due to expansion into additional states, to AFI Mortgage, Corp ("AFIM") in November 1994. AFIM is a mortgage banking company servicing approximately $480,000,000 in mortgage loans as of March 31, 1996.

     The Company's common stock has been traded on the American Stock Exchange since March 29, 1993 under the symbol AVF. On April 10, 1996, the stock had a market price of $1.38.

     The Company's principal executive offices are located at 5425 Martindale, Shawnee, Kansas 66218. Its telephone number is (913) 441-2466.

                             Summary Financial Data

     The following summary financial data has been derived from the financial statements of the Company and should be read in conjunction with such financial statements.

                                       Nine Months Ended          Year Ended          Year Ended
                                         December 31               March 31            March 31
                                       1995          1994             1995                1994
                                       ----          ----         ----------          -----------

INCOME STATEMENT DATA:
   Revenues                         $5,413,909    $4,033,315       $ 5,481,199         $7,329,138
   Expenses                          7,011,377     7,237,080        10,295,464          7,002,657
   Income (Loss From) Operations    (1,677,627)   (1,988,689)       (4,814,265)           326,481
   Weighted Average Shares           3,778,478     3,720,574         3,726,000          3,527,000
   Earnings (loss) per Share        (      .47)   (      .57)       (     1.11)             -0-

BALANCE SHEET DATA:

                                          December 31,
                                              1995
                                          -----------
   Total Assets                           $12,323,644
   Long Term Debt                           2,081,507
   Total Liabilities                       10,073,797
   Stockholders' Equity                     2,249,847


                                  RECENT EVENTS

     On February 15, 1996, the Company entered into consulting agreements with Ocean Marketing Corporation, a Colorado corporation; and three Delaware corporations, Cored Capital Corporation, Pyramid Holdings, Inc., and Affiliated Services, Inc. Under the terms of each agreement, the Company is to be provided with financial and public relations services, including advice concerning marketing surveys, investor profile information, methods of expanding investor support and increasing investor awareness of the Company and its products and services. The above named consultants are also to provide services to the Company, including broker relations, assisting in the preparation and format of due diligence meetings, and attendance at conventions and trade shows. The term of each consulting agreement is six months, commencing on February 15, 1996. As compensation for each consultant's services, the Company has granted an option to purchase 250,000 shares of common stock to such consultant at an exercise price of $.50 per share. With respect to options granted to Affiliated Services and Pyramid Holdings, such options expire, if not previously exercised, thirty days after a registration statement covering the shares underlying such options has been declared effective by the Securities and Exchange Commission. Any shares issued upon exercise prior to the effectiveness of such registration statement shall be restricted securities as described in Rule 144 promulgated under the Securities Act of 1933. With respect to options granted to Cored Capital Corporation and Ocean Marketing Corporation, such options expire, if not previously exercised, ten days after a registration statement covering the shares underlying such options is filed with the Securities and Exchange Commission.

     In January of 1996, the Company defaulted in the payment of its regular quarterly dividend payable on its 10.5% Series B Convertible Preferred Stock. All dividends not paid will accumulate until such time as the Company has determined that its cash flows have improved enough to sufficiently pay the dividend from the cash flow of its operations. The total average is one quarterly payment totaling $39,060 and interest does not accrue on such average.


                                  RISK FACTORS

     The common stock offered hereby involves a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

     1. Continued Operating Losses. The Company has experienced large operating losses recently. For example, in the year ended March 31, 1995, the Company had a net operating loss of $3,963,497. During the nine month period ended December 31, 1995, the Company experienced a further loss of $1,677,627. While the Company has narrowed its losses and expects to see improvement in cash flow for the fiscal year 1997, there can be no assurance that operating losses will not continue into the foreseeable future. See "Management Discussion and Analysis".

     2. Possible Early Termination of Loan Servicing Fees. The purchase price the Company paid to acquire loan servicing portfolios was based in part on the Company's expectation of the rate that borrowers will make prepayments on these loans. In the event such loans are prepaid, generally either as a result of the re-financing or sale of the property associated with the loan, the loan servicing fees are terminated. In evaluating the price paid for a loan servicing portfolio, the Company generally assumed a prepayment rate of 12 to 30% per annum rather than the historical prepayment rate of 6% to 8% as described above. While the Company believes its valuation process is conservative with respect to prepayment expectations, there is no assurance that prepayments will not exceed expectations, thus lowering yields the Company could expect to receive from its loan servicing portfolios. For example, the Federal National Mortgage Association ("FNMA") has reported that its prepayment rate for loans of similar characteristics as those of the Company had gone from % at the start of 1995 to % in December of 1995. The rate of prepayment is directly related to the interest rate of the note to be prepaid. The lower the interest rate, the lower the prepayment rate. The Company, as of December 31, 1995, had an average interest rate on loans it serviced of 9.12%.

     3. Risk of Loan Defaults. The Company cannot generate servicing fees from defaulted loans, since defaulted loans do not generate cash flows. The Company has not seen any unanticipated increase in the default rate associated with its loan servicing portfolios. However, there can be no assurance that the loan default rate will not accelerate, thus increasing the risk that the Company will generate less revenue from its servicing rights, and experience increased costs associated with such loans.

     4. Risks Associated with Changes in Resale Markets and Loss of Status as Approved Servicer. The Company's business depends in part on its ability to sell to investors mortgage loans that it originates or purchases. Accordingly, any significant change in the secondary mortgage market, including the operations, level of activity or underwriting criteria of FNMA or the Federal Home Loan Mortgage Corporation ("FHLMC"), could have an adverse effect on the Company's business and results of operations. In addition, sellers and servicers of mortgage loans held by FNMA and FHLMC must comply with the FNMA and FHLMC seller/servicer guides, including criteria relating to maintaining minimum net worth levels. If the Company fails to comply with the seller/servicer guides, its approval as a seller/servicer could be withdrawn and its servicing rights could be transferred to another servicer without compensation to the Company.

     5. Greater Resources of Competitors. The mortgage banking industry is competitive and competition is based heavily on price. Many of the Company's competitors have greater financial resources than does the Company and consequently may be able to achieve economies of scale that are unavailable to the Company. There is no assurance that the Company will be a successful competitor in its industry.

     6. Risks Associated with Recourse Obligations. A portion of the servicing rights held by the Company relate to mortgage loans sold "with recourse", which means that if a loan serviced by the Company is foreclosed, the Company will be obligated to repurchase the loan from the loan investor, dispose of the property subject to the mortgage and absorb any shortfalls between the unpaid amount of the loan (including interest and expenses) and the sale price of the property. Of the approximately $480,000,000 of mortgage loans serviced by the Company at March 31, 1996, 3.75% were with recourse to the Company. Should the Company's current portfolio of mortgage loans serviced with recourse have an unexpected large level of foreclosures, the Company might be unable to meet its recourse obligation. Furthermore, the Company might experience losses upon foreclosure and ultimate sale of foreclosed properties. As of December 31, 1995, the Company had loss reserves of $85,512 relating to loans sold with recourse servicing. The Company has not set aside any funds in order to cover its potential obligation to repurchase recourse loans. The Company's current policy is to only purchase or retain servicing rights without recourse. However, the Company may change this policy in the future.

     7. Cyclical Nature of the Industry. As a result of its sensitivity to interest rate fluctuations and other economic conditions, the mortgage banking industry tends to experience cycles of greater and lesser activity and profitability. For example, during the mid-1980's, when interest rates declined sharply and the housing market was very strong, the mortgage banking industry experienced significant growth and profitability; during the late 1980's, when interest rates rose and the housing market declined, the mortgage banking industry experienced retrenchment and lower profitability.

     8. Risks Associated with Representations and Warranties Assumed or Made by the Company. When a mortgage loan originator or purchaser sells a mortgage loan to FNMA, FHLMC or private investors, it makes certain representations and warranties relating to the mortgage loan, including representations and warranties as to the compliance by the originator or purchaser with applicable underwriting guidelines. A purchaser of the rights to service the mortgage loan becomes obligated to the investor with respect to the accuracy of these representations and warranties, and, if these representations and warranties are incorrect, the investor may require the servicer to repurchase the mortgage loan. Any loss resulting from a material inaccuracy in the representation or warranty would fall on the servicer. The Company attempts to limit its exposure to this risk through due diligence of mortgage portfolios prior to acquisition and by negotiating appropriate representations and warranties and indemnification from entities from which it acquires mortgage servicing rights. In the ordinary course of business the Company makes representations and warranties to the purchasers of servicing rights and purchasers and insurers of mortgage loans. Any loss resulting from a material inaccuracy in these representations and warranties would fall on the Company. There is no assurance that a breach or breaches of such representations or warranties would not have an adverse effect upon the Company.

     9. Risks Associated with Loan Servicing Rights. The Company typically purchases loan servicing rights; in addition, it may from time to time elect to accept a lower price for loans that it originates in return for selling those loans while retaining the related servicing rights ("servicing retained"). In each such case, the Company's decision is based on its estimate of the market value of the servicing rights purchased or retained, which in turn is based on the estimated present value of future cash flow from such rights. Various events, such as a higher than anticipated rate of default or prepayment on the loans as to which the Company has servicing rights, could adversely affect the value of and earnings from those rights. Many of the events that could have such an effect are likely to be caused by conditions beyond the control of the Company. There is no assurance that the Company's assessment of the value of servicing rights purchased or retained by it will prove to be justified. The Company makes provisions for accelerated prepayment experience from time to time.

     10. Risks Associated with Fluctuating Interest Rates. The Company's operations and the value of its assets are sensitive to interest rate fluctuations in several ways. An increase in interest rates may have an adverse effect on the market value of the Company's fixed rate loan originations and purchases. Conversely, a significant decrease in interest rates could provide an incentive to borrowers to refinance loans as to which the Company has servicing rights, thereby reducing the value of and earnings from those assets. Such financing might be accelerated in the event of a general economic recovery, which could result in, among other things, an increase in the market value of the collateral securing loans and the greater availability of credit. Higher interest rates can have a negative impact on housing markets, reducing the market value of the collateral securing loans in the Company's loan portfolio or with respect to which the Company has a recourse obligation. Fluctuating interest rates may affect the net interest income earned by the Company because the Company typically earns interest income on fixed rate mortgage loans and incurs interest expense on a variable basis. Fluctuations in the prime rate (on which the Company's interest cost is based) may not parallel fluctuations in mortgage interest rates. Although the Company's current policy is to obtain commitments from investors prior to closing loans, thereby diminishing the effect of fluctuating interest rates on its loan portfolio and net interest income, the Company has at various times held, and in the future may hold, a significant amount of uncovered loans.

     11. Dependence on Existing Management. The success of the Company has been dependent upon its existing management, including Norman L. Peterson and William
B. Morris. The loss of the services of either of them could have an adverse effect upon the Company if suitable replacements cannot be quickly retained. The Company does not have employment agreements with either person. See "Management". The Company has not obtained "key man" life insurance policy on either of these individuals.

     12. Control By Management. The Company's officers and directors currently own approximately 35.1% of the Company's outstanding Common Stock and are in a position to effectively control the Company.

     13. Potential Future Sales Pursuant to Rule 144. Immediately prior to the date of this Prospectus, a total of 1,360,477 shares of the Company's outstanding Common Stock were "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933. In general, under Rule 144, a person (or persons whose shares are aggregated) who holds securities which have been outstanding and not owned beneficially by any affiliate of the Company for at least two years may sell within any three month period a number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares by a person who is not an affiliate of the Company and who has satisfied a three-year holding period without any quantity limitation. The Company is unable to predict the effect that sale made under Rule 144 or pursuant to other exemptions under the Securities Act of 1933 may have on the then prevailing market price of the Common Stock. Nonetheless, the possibility exists that the sale of these shares may have a negative effect on the price of the Company's Common Stock in any such market.

     14. Default in Payment of Series B Preferred Stock Dividend. In January of 1996 the Company defaulted in the payment of its quarterly dividend payment on its 10.5% Series B Preferred Stock. Each holder is entitled to a dividend of $.42 per year. The aggregate deficiency in dividend payment is cumulative and must be fully paid or set apart for payment before any dividend can be paid or set apart for payment of any class of common stock of the Company. This default and corresponding cumulation makes it more unlikely that any dividend will be paid on the Company's common stock in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth capitalization of the Company as of December 31, 1995. This table should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                        December 31, 1995
                                                        -----------------

Long Term Debt                                             $1,226,717
                                                           ----------

Stockholders' Equity:

  Preferred  Stock,  Series B $.005 par  value,
  10,000,000  shares  authorized;
  372,000 shares issued
  and outstanding                                              1,860

  Common Stock $.001 par value -
  25,000,000 shares authorized,
  3,875,476 shares issued and
  outstanding                                                  3,876

Additional Paid-In Capital                                 8,642,442

Deficit                                                   (5,956,986)

Total Shareholders' Equity                                 2,249,847
                                                           ---------

Total Capitalization                                      $3,476,564
                                                          ==========


                             SELECTED FINANCIAL DATA

     The selected financial data set forth below, with respect to the Company's statements of operations for the years ended March 31, 1995 and 1994 and with respect to the Company's balance sheets as of March 31, 1995, is derived from financial statements of the Company. The selected financial data, with respect to the Company's statements of operations for the nine months ended December 31, 1995 and 1994, and with respect to the Company's balance sheet as of December 31, 1995, is derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting only of normal accruals, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ended March 31, 1996. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included herein.


STATEMENT OF OPERATIONS DATA:

                                              Nine Months Ended                    Years Ended
                                                December 31,                         March 31
   Revenues:                               1995             1994              1995             1994
                                           ----             ----              ----             ----

  Servicing fee income                 $ 1,852,627      $2,531,318         $3,293,878       $3,886,487
  Other fee income                         782,891         602,971            835,432          400,506
  Appraisal income                           -0-            54,325              -0-              -0-
  Gain on sale of mortgage loans          2,033,466        410,992            515,478          484,579
  Gain on sale of servicing rights          99,759         189,413            383,443        2,112,064
  Interest income                          478,571         147,354            197,105          417,567
  Other income                             166,595          96,942            255,863           27,935
                                        ----------      ----------         ----------       ----------
     Total operating revenues            5,413,909       4,033,315          5,481,199        7,329,188
                                        ----------      ----------         ----------       ----------

Expenses:

  Servicing expense                        813,837         968,216          1,285,843          493,038
  Personnel                              2,831,059       2,685,010          3,576,031        2,720,830
  General and administrative             1,340,698         989,181          2,298,834        1,359,155
  Interest expense                         542,639         370,290            485,338          770,653
  Depreciation and amortization          1,425,546       1,978,728          1,860,926        1,561,910
  Other                                     88,407         245,655            788,492           97,071
                                        ----------      ----------         ----------         --------
     Total operating expenses            7,042,186       7,237,080         10,295,464        7,002,657
                                        ----------      ----------         ----------       ----------

Loss before income taxes                (1,628,277)     (3,203,765)        (4,814,265)         326,481

Income tax expense (benefit)                49,350      (1,215,076)        (  850,768)        148,197
                                        ----------      ----------         ----------      ----------
     Net loss from continuing
      operations                       $(1,677,627)     (1,988,689)        (3,963,497)        178,284
                                        ----------      ----------         ----------      ----------

Weighted average shares outstanding      3,778,478       3,725,574          3,726,000       3,527,000
                                        ==========       =========         ==========      ==========

Loss per common share                  $(    0.47)       (    0.57)       $(    1.11)          -0-
                                        ==========       ==========        ==========      ==========



Balance Sheet Data

       Assets                                            DECEMBER 31, 1995
       ------                                            -----------------
                                                           (unaudited)

Mortgage servicing advances and accounts receivable          1,753,461
Property and equipment, net                                  1,753,461
Mortgage loans held for sale                                 5,065,765
Mortgage loans held for investment                             204,523
Purchased mortgage servicing rights, net                     2,760,266
Other                                                        1,748,557
                                                           -----------
Total Assets                                               $12,323,644
                                                           ===========

        Liabilities and Stockholders' Equity

Accounts payable and accrued expenses                      $ 1,646,057
Notes payable                                                7,801,372
Other                                                          626,368
                                                           -----------
Total liabilities                                          $10,073,797

Total stockholders' equity                                   2,249,847
                                                           -----------
Total liability and stockholders' equity                   $12,323,644
                                                           ===========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     The Company's wholly owned subsidiary, AFI Mortgage is a full service residential mortgage company and has all approvals needed to service mortgages for the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and Government National Mortgage Association (GNMA). AFI Mortgage is servicing approximately 16,500 first and second mortgage loans of approximately $468,000,000 as of December 31, 1995. During January 1996, the Company acquired approximately 3,000 loans with outstanding principal balances of $26,300,000 into its current servicing portfolio. The Company plans to pay for the purchase of this portfolio from operating income. The portfolio consists of primarily private investors. This transfer brings the loans serviced to approximately 19,500 for an outstanding principal balance of $494,300,000. With the Company's 20,000 square foot facility and the utilization of computer servicing technology, the Company now has the capacity to service approximately $2.5 billion in principal balance or approximately 50,000 loans.

Nine Months Ended December 31, 1995 compared to the Nine Months
Ended December 31, 1994

     The Company had operating revenues of $5,413,909 for the nine months ended December 31, 1995 compared to $4,033,315 for the nine months ended December 31, 1994. Losses before income taxes were $1,597,468 for the nine months ended December 31, 1995 compared to $3,203,765 for the nine months ended December 31, 1994. Net loss for the nine months ended December 31, 1995 was $1,677,627 or .47 cents per share compared to net loss of $1,988,689 or .57 cents per share for the nine months ended December 31, 1994. Primary loss per share for the nine months ended December 31, 1995 and 1994 are calculated after adding to net loss, $177,180 accrued and paid in preferred stock dividends.

     The decrease in service fee income to $1,852,627 for the nine months ended December 31, 1995 from $2,531,318 for the nine months ended December 31, 1994 reflected the decrease in the servicing portfolio to $468,000,000 at December 31, 1995 from $597,000,000 at December 31, 1994. Other fee income increased to $782,891 from $602,971 for the nine months ended December 31, 1995 and 1994, respectively, due to a monthly accounting fee earned by the Company relating to GNMA accounts transferred in which servicing began in the third quarter of fiscal 1995.

     It is common practice in the mortgage banking industry to purchase and sell servicing rights. During the nine months ended December 31, 1995, the Company recognized the sale of the servicing rights underlying $4.5 million in second mortgages for a gain of $99,759.

     Gain on sale of mortgage loans for the nine months ended December 31, 1995 was $2,033,466 compared to a gain on sale of mortgage loans of $410,992 for the nine months ended December 31, 1994. The gain on sale of mortgages is derived through the sale of loans originated and sold to investors, such as FNMA, FHLMC, GNMA or private investors. This gain also includes all origination fee income and is net of all origination expenses. The increase is due to the originations from the 37 Desktop terminals, of which 33 have been in place at least 30 days, as well as originations from the Seattle operation (for the first seven months of fiscal 1996) that were not present for the total nine months ended December 31, 1994. The Company originated $79 million loans for the nine months ended December 31, 1995 compared to $28 million for the nine months ended December 31, 1994. As a result of the capital needed to implement the Desktop product, substantially all loans are being sold servicing released resulting in a premium paid by the purchaser for these loans. The Company expects to see increased gains on sale of mortgage loans for fiscal 1996 due to the reasons cited above. The Company currently has a $17 million credit facility with BankOne, Texas and a $20 million Merrill Lynch credit facility to fund servicing advances and originations of mortgage loans.

     The Company's total operating expenses for the nine months ended December 31, 1995 were $7,011,377 compared to $7,237,080 for the nine months ended December 31, 1994.

     Effective July 1, 1994, the Company opened mortgage production branches with 3 locations in the state of Washington. The amounts included in operating expenses relating to these operations have been approximately $576,000 for the nine months ended December 31, 1995. Effective October 1995, the Company sold its two remaining Washington operations to two independent companies. The reduction in expenses to the Company approximated $215,000 for the fiscal quarter ended December 31, 1995.

     There is an increase in interest expense to $542,639 for the nine months ended December 31, 1995 compared to $370,290 for the nine months ended December 31, 1994 due to increased production. The Company has a banking relationship that provides more favorable warehouse interest rates based on compensating escrow balances. During the first seven months of the nine months ended December 31, 1995, the average warehouse balance exceeded the compensating balances and therefore, there was a higher interest rate used against loan fundings. To help maintain the interest margin in future quarters, the Company transferred additional escrow balances to the lending facility. As a result the Company's warehouse interest was less for the last month of the quarter due to the increased escrow balances.

     In connection with the acquisition of mortgage servicing rights, the Company capitalizes the price paid for the mortgage servicing rights acquired. The resulting asset is amortized on an accelerated basis and evaluated for impairment on a quarterly basis. Amortization for the nine months ended December 31, 1995 was $774,194 versus $1,120,603 for the nine months December 31, 1994. The Company reviews its servicing portfolio, on a quarterly basis, to determine if adjustments should be made to its amortization schedules or carrying values of its PMSR's due to changes in interest rates, historic prepayment rates, expected prepayment rates and other economic factors. No impairment write-down was required for the nine months ended December 31, 1995.

     The Company's servicing portfolio is subject to reduction by normal amortization, by sales of servicing rights by prepayment or by foreclosure of outstanding loans. The value of the Company's loan servicing portfolio my be adversely affected if mortgage interest rates decline and loan prepayments increase. The value is also adversely affected by unanticipated rates of default. Conversely, as mortgage interest rates increase or as rates of default decrease, the value of the Company's loan servicing portfolio may be positively affected. The weighted average interest rate on the underlying mortgage loans being serviced by the Company as of March 31, 1996 was 9.02% compared to 9.00% as of March 31, 1995. The Company's purchased mortgage servicing rights (PMSR) are subject to a great degree of volatility in the event of unanticipated prepayments or defaults. Prepayments or defaults in excess of those anticipated at the time PMSRs are recorded result in decreased future net servicing income. Such decrease in future net servicing income would result in accelerated amortization and/or impairment of PMSRs. The Company's net earnings, future net earnings and liquidity are adversely affected by unanticipated prepayments of the mortgage loans underlying its PMSRs.

     The slight increase in personnel expenses to $2,831,059 for the nine months ended December 31, 1995 from $2,685,010 for the nine months ended December 31, 1994 is due primarily to the personnel costs related to increased production. With the growth of the Desktop installations anticipated by Management during fiscal 1997, a decrease in Desktop personnel costs is not expected. However, due to the sale of the Washington operations, in the third quarter of fiscal 1996, Management experienced a decrease related to those salaries of approximately $125,000.

     The decrease in the servicing expense to $813,837 for the nine months ended December 31, 1995 from $968,216 for the nine months ended December 31, 1994 is the result of the decrease in the servicing portfolio to $468,000,000 at December 31, 1995 compared to $597,000,000 at December 31, 1994.

     The Company had a loss carryforward for tax purposes of approximately $5,248,000 for the nine months ended December 31, 1995. No income tax benefits are recognized for nine months ended December 31, 1995 since a valuation allowance for the same amount would be required under FASB 109. In determining the amount of the valuation allowance, management has relied on a potential tax-planning strategy whereby an unrealized taxable gain in the Company's purchased mortgage servicing rights portfolio could be recognized through the sale of such servicing rights. At the end of the nine months ended December 31, 1995, the Company wrote the asset down to $440,000 from $489,35O for which management believes that it is more likely than not that this deferred tax asset will be realized.

Year Ended March 31, 1995 Compared To the Year Ended March 31, 1994

     The Company has operating revenues of $5,481,199 for the year ended March 31, 1995 compared to $7,329,138 for the year ended March 31, 1994. Loss before income taxes was $4,814,265 for the year ended March 31, 1995 compared to earnings of $326,481 for the year ended March 31, 1994. Net loss for the year ended March 31, 1995 was $3,963,497 or ($1.11) per share compared to net income of $178,284 or less than .01 cent per share for the year ended March 31, 1994.

     Service fee income of $3,293,878 for year ending March 31, 1995 compared to $3,886,487 for the year ended March 31, 1994 reflected the sale of servicing rights underlying $93,000,000 of servicing in fiscal 1995. The Company did acquire the servicing rights to a small portfolio in the first quarter of fiscal 1995 (approximately $7 million).

     It is common practice in the mortgage banking industry to sell servicing rights. Gains from the sale of servicing rights aggregated $383,443 in 1995 and $2,112,064 in 1994. In fiscal 1994, the Company recognized approximately $500,000 on the sale of the servicing rights on first mortgage loans. Also, in fiscal 1993 the Company acquired a unique second mortgage servicing portfolio. The service fee on this portfolio was larger than that of the first mortgage portfolio due to the difference between the borrowers' principal balances and the principal balances due to the investor which was created when the loans were originated. During the last quarter of 1994, the Company sold a substantial portion ($27,000,000 unpaid principal balance) of its second mortgage servicing portfolio and recognized a gain on the sale of approximately $1,000,000. To provide for the loss in cashflow, the sales proceeds were used to purchase the servicing rights to a GNMA portfolio representing approximately $263,000,000 in unpaid principal balances. Service fee on this new portfolio offset, to some extent, the loss in the service fee on the second mortgage servicing portfolio. During the last quarter of fiscal 1995, the remaining servicing rights related to the second mortgages were sold ($4,960,000 unpaid principal balance) for a gain, to be recognized in the first fiscal quarter of 1996, of approximately $100,000.

     Certain of the sales of servicing rights represented the remaining servicing rights underlying the participation agreements outstanding of approximately $68,000,000 in unpaid principal balances resulting in a reduction of interest expense of $59,000 as a result of the participation liability being satisfied. In addition, the Company bought back the 75% cash flow participation on $11.6 million of underlying servicing for $79,000. This resulted in a reduction of interest expense for the fiscal year ended 1995 of approximately $41,000.

     Gains on sales of mortgage loans for the year ended March 31, 1995 increased slightly to $515,478 compared to $484,579 for the year ended March 31, 1994. The gain on sale of mortgages is derived through the sale of loans originated and sold to investors, such as FNMA, FHLMC or GNMA as well as private investors. This gain also includes all servicing released premiums, origination fee income and is net of all direct origination expenses. In fiscal 1995, the Company eliminated the wholesale division of the Company which resulted in a decrease in loan production and related origination revenues for the first half of the year. However, with the operations in the Washington areas as well as the implementation of the Desktop system, the production increased significantly in the second half of fiscal 1995. As a result of the capital needed to implement this Desktop product, substantially all loans are being sold servicing released resulting in a premium paid by the purchaser for these loans of approximately 1 percent of unpaid principal balance. The Company expects to see increased gains on sale of mortgage loans for fiscal 1996 due to the issues above.

     In previous years, the Company has successfully increased its servicing portfolio through the wholesale acquisition of mortgage loans, loan origination and refinancing. Once the company acquired or originated a loan, it sold the mortgage loans to investors and retained an interest in the right to service the loans. Currently, as cash needs require, the Company is selling originated loan servicing released. For fiscal 1995, the Company originated approximately $36.4 million in mortgages of which 55% were originated through its Washington operation. The Washington operations have retail originations of which a significant portion is of less than A credit paper resulting in higher premiums to the Company. The Company currently has a $17 million credit facility with Bank One, Texas and is negotiating a $20 million Merrill Lynch credit facility to fund servicing advances and origination of mortgage loans.

     The Company has other appraisal fee income of $85,905 for fiscal year ended 1995 compared to zero for fiscal year ended 1994 due to the purchase of Network. The Company performed appraisals for our Northwest region. The Company also has income of $88,581 from CMSI for work performed on servicing portfolio acquisitions and sales.

     The Company's total operating expenses for the year ended March 31, 1995 were $10,295,464 compared to $7,002,657 for the year ended March 31, 1994. The Company had higher operating expenses during the year ended March 31, 1995 than would normally be experienced due to several factors. Effective July 1, 1994, the Company opened mortgage loan production branches with three locations in the State of Washington. The amounts included in operating expenses relating to these operations are approximately $1,093,000 for fiscal 1995. The Company anticipates a decline in these expenses for fiscal 1996 due to the downsizing of the operation to more efficiently utilize our Desktop system. The Company also experienced one time write offs and reserve establishments in the amount of $700,000 for the 1995 fiscal year.

     The increase in servicing expense to $1,285,843 for year ended March 31, 1995 from $493,038 for year ended March 31, 1994 is the result of the increase in custodial fees paid for the GNMA portfolio purchased in the fourth quarter of fiscal 1994 as well as the fees related to the FNMA portfolio amounting to approximately $306,000. These are partially offset by commissions of approximately $51,000 for forced placed insurance on the 12,000 GNMA loans purchased. This commission, which is included in other income, was received in the third quarter of fiscal 1995. Additionally, the operating cost of the mortgage loan servicing system which was installed in the second quarter of fiscal 1994, amounted to approximately $211,000 for fiscal 1995 compared to $85,000 for fiscal 1994. The servicing expense for fiscal 1995 also includes a write-off of approximately $135,000 in foreclosure claims. The Company filed a test claim with the RTC to determine if the claim would be paid. Subsequently, the test case was denied by the RTC so the outstanding foreclosure claims pertaining to the test claim and similar items were written off.

     The decrease in interest expense to $485,338 for the year ended March 31, 1995 from $770,653 for year ended March 31, 1994 is the result of the decreased borrowings to finance the production of mortgage loan originations. Mortgage loans originations decreased to $36,400,000 from $105,000,000. This decrease in originations was due primarily to the elimination of the wholesale department in fiscal 1995. On a positive trend, of the $36,400,000 in originations, 66% came in the last half of the fiscal year.

     The increase in general and administrative expenses to $2,298,834 for year ended March 31, 1995 from $1,359,155 for year ended March 31, 1994 paralleled the growth in the Company's operation with the administrative cost to set up and operate the new Desktop system as well as the expense related to the Washington operations. At March 31, 1995, the Company had 18 installations operational and another 23 locations pending for which the application has been reviewed and approved by Management. The Company also set up legal reserves in the amount of $170,000 for litigation arising and settled in fiscal 1995 or expected to settle in fiscal 1996.

     The increase in personnel expenses to $3,576,031 for the year ended March 31, 1995 from $2,720,830 is due primarily to the installation of the new Desktop loan representatives as well as the Company's Washington operation personnel. With the growth of the Desktop installations anticipated by Management during fiscal 1996, a decrease is not expected during fiscal 1996.

     The Company had a loss carryforward for tax purposes of approximately $3,570,244 for the fiscal year ended March 31, 1995. Income tax benefits of $850,768 is after recognizing a valuation allowance to reduce deferred tax assets to an amount which management believes that it is more likely than not it will be realized.

     The price paid for the mortgage servicing rights acquired is amortized on an accelerated basis and evaluated for impairment on a quarterly basis. Amortization, including impairment charges, for 1995 was $1,442,874 versus $1,252,911 in 1994. The Company reviews its servicing portfolio to determine if adjustments should be made to its amortization schedules or carrying values of its PMSRs due to changes in interest rates, historic prepayment rates, expected prepayment rates and other economic factors. As a result of significant prepayment activity combined with projections of future prepayment activity, the Company recorded additional amortization in 1994 charges of approximately $101,000 related to an adjustment to the carrying value of purchased mortgage servicing rights (PMSRs). As a percentage of PMSRs at the beginning of the year, amortization, including impairment charges, was approximately 25% and 35% for 1995 and 1994, respectively. If the Company continues to experience high levels of prepayments, acceleration of amortization, impairment charges or both may be required in the future.

     The Company's servicing portfolio is subject to reduction by normal amortization, by sales of servicing rights, by prepayment or by foreclosure of outstanding loans. The value of the Company's loan servicing portfolio may be adversely affected if mortgage interest rates decline and loan prepayments increase. The value is also adversely affected by unanticipated rates of default. Conversely, as mortgage interest rates increase or as rates of default decrease, the value of the Company's loan servicing portfolio may be positively affected. The weighted average interest rate on the underlying mortgage loans being serviced by the Company as of March 31, 1995 was 9.0%. The Company's PMSRs are subject to a great degree of volatility in the event of unanticipated prepayments or defaults. Prepayments or defaults in excess of those anticipated at the time PMSRs are recorded result in decreased future net servicing income. Such decreases in future net servicing income would result in accelerated amortization and/or impairment of PMSRs. The Company's net earnings, future net earnings and liquidity are adversely affected by unanticipated prepayments of the mortgage loans underlying its PMSRs.

     A schedule of the Company purchased servicing portfolio and related PMSRs by year of acquisition as of March 31, 1995 is as follows:




                                     PMSRs                                      Weighted Averages
                      Principal     Original     Unamortized
  Year of              Balance      Purchase     Capitalized        Coupon     Maturity     Service Fee
Acquisition           Serviced*      Price*       Amount*                      In Months

1992                  $ 61,482      $1,268          $  363           9.19%       226           0.56%
1993                  $ 27,136      $  310          $  147           9.53%       242           0.58%
1994                  $376,419      $4,114          $2,974           8.32%       241           0.52%
1995                  $  6,324      $   63          $   51           7.70%       310           0.25%

TOTAL                 $471,361      $5,755          $3,535           8.50%       240           0.53%



         This schedule generally reflects the characteristics used by the Company in its evaluation of PMSRs. For this disclosure, bulk acquisitions have been grouped by year of acquisitions. For discussion of the Company's method of disaggregation for impairment testing, see Note 1 of notes to financial statements.

         A schedule of the Company's purchased servicing portfolio by interest rate is as follows:

                               Principal
                                Balance         Number of
Coupon Rate Ranges             Serviced*          Loans
- ------------------             ---------        ---------
Less than 7.00%                 $ 39,369            896
7.01% to 8.00%                  $ 89,183          2,155
8.01% to 9.00%                  $127,065          5,894
9.01% to 10.00%                 $107,705          4,445
10.01% to 11.00%                $ 38,874          1,114
11.01% to 12.00%                $ 39,092          1,442
12.01% and above                $ 30,073          1,320
- -------------------------------------------------------
                   Totals       $471,361         17,266
                   ====================================

*All Dollars in Thousands

     The increase in other expense to $788,492 for year ended March 31, 1995 from $97,071 for year ended March 31, 1994 is due to establishing reserved for REO's and loans held for investment in the amount of $58,000 and for receivables in the amount of $105,000. The Company also had some expenses related to the Washington operations, in addition to those noted above, in the amount of $131,000. As a result of settling a lawsuit with a Phoenix corporation, a receivable in the amount of $62,000 was written off during the fourth quarter of fiscal 1995. The Company also wrote off a $100,000 receivable relating to the second mortgage loans sold during fiscal 1995.

Financial Position

     The Company has seen a slight increase in its total assets and a decrease in its stockholders' equity, The Company's total assets were $12,323,644 at December 31, 1995 compared to $11,796,012 at March 31, 1995. Stockholders' equity decreased to $2,249,847 at December 31, 1995 from $4,044,655 at March 31, 1995.

     The mortgage servicing advances and accounts receivable were $791,072 at December 31, 1995 compared to $1,283,907 at March 31, 1995. The decrease is due to the repayment of Principal & interest advances, as well as Taxes & Insurance advances, during the nine months ended December 31, 1995. There are some loan pools in the servicing portfolio that require the servicer to pass on to the investor all principal and interest payments regardless of whether the payment has been collected. If customers are delinquent, an advance is required by the Company. As payments are made by borrowers during the following month, the advance is repaid to the Company.

     The Company had $5,065,765 in mortgage loans held for sale at December 31, 1995 (which were pledged to collateralize the Company's warehouse lines) compared to $2,351,912 at March 31, 1995 which reflects increased originations as a result of the 37 Desktop installations. The mortgage loans held for sale are financed through the warehouse line at approximately 97% of the loan value.

     The Company expects its assets to continue to grow as the Company expands its origination business through the increased sites for the Company's Desktop installations nationwide. The Company currently has a $17 million credit facility with BankOne, Texas, and a $20 million credit facility with Merrill Lynch. As a result, the warehouse lines are in place to accommodate increased loan originations. The Merrill Lynch credit agreement expired in the third quarter of fiscal 1995 and was renewed in the second quarter of fiscal 1996. The Merrill agreement is an uncommitted line with approval on a loan by loan basis. The covenants for the BankOne credit facility requires a minimum net worth for AFI Mortgage of $3.5 million. The Company fell below this threshold in the second quarter of fiscal 1996, for which a waiver was received. However, the BankOne, Texas line which was up for renewal in December 1995 has been extended until March 1 at which time Management and the lender will review and adjust the covenant. Renewal is anticipated. In fiscal 1996, the Company has a note payable of approximately $550,000 secured by a portion of the servicing portfolio coming due which management expects to either refinance or repay with the proceeds from the sale of the related servicing.

     The net decrease in cash of the Company was $611,373 for the nine months ended December 31, 1995. The primary reason for the decrease in cash results from the large increase in mortgage loans held for sale and the related warehouse lending process. BankOne will not lend 100% of the outstanding loan balance; therefore, the Company must fund the difference. The outstanding mortgage loans at December 31, 1995 are $5,065,765 compared to the warehouse note payable being only $4,803,567. The Company is currently implementing procedures to decrease the time between warehouse funding and investor payoff. The Company also paid out $200,743 in capital lease obligations during the nine months ended December 31, 1995 along with $78,120 in preferred dividends. The Company received a working capital line of $500,000 in the second quarter of fiscal 1996. The capital was used for Desktop operations. Due to the increase in loan production and the approximate time for the Company to receive payment on loans sold in the secondary market, the Company has set up new procedures to facilitate the process and expedite the related payment by investors. As a result, the Company expects to see improvements in cash flow for the fourth quarter of fiscal 1996.

     On March 31, 1996, the Company entered into a loan transaction with First Mortgage Investment Corp. (FMIC) of Prairie Village, Kansas. The loan was structured into two separate notes. One was for $400,000 at a rate of prime plus four percent, with a term of six months, secured by the Company's servicing portfolio and certain other assets. The second note is for $350,000 at a rate of prime plus four percent, a $100,000 principal reduction is due within six months, and the remaining $250,000 will become due in two years and is secured by a second mortgage on the Company's building. Both notes are convertible to common stock of the Company at the option of FMIC at 75% of the then market price of the common stock at the time of conversion. The Company is using the proceeds as operating capital.

Prospective Trends

     The Company will continue to develop and implement the latest state-of-the-art technologies that will enhance the Company's operating efficiency as well as increase productivity. The Company's management believes that new technologies will be one of the largest factors in increasing production volume and reducing costs of originating and servicing mortgage loans. Another significant factor will be the strategies used to implement these new technologies. As a result, the Company believes its strategy of implementing a convenient, low cost national network of the Desktop systems will substantially increase the Company's loan originations and ultimately its servicing portfolio.

     A key technology that the Company plans to implement in fiscal 1996 is the use of Automated Underwriting. Automated Underwriting is the use of artificial intelligence through computer technology to make underwriting and credit decisions on residential mortgage loans. The use of automated underwriting will reduce the time needed to process and underwrite a residential mortgage loan from approximately 30 to 45 days to as few as 5 to 14 days. It will also significantly lower the cost of processing and underwriting these loans since the technology will increase the number of loans processed and underwritten per employee. This technology has only been available since March 1995 and the Company is aiming for an implementation date of June 1996.

     As of March 1996, the Company has 37 installations in place and anticipates 70 installations by the end of fiscal 1997. In addition, the Company has a minimum of 20 sites that have signed broker leases and are currently in the loan originator recruiting phase of the implementation process. Management estimated the original cost for installation of a new location to be approximately $8,000; however, management has implemented changes in the marketing and installation process to reduce the anticipated cost to approximately $4,500. The Company anticipates the source for funding these new locations will come from future sales of servicing rights and income received from current originations sold in the secondary market. The Company works with a marketing firm that has extensive knowledge of the real estate sales industry. This marketing firm helps target potential real estate offices with an interest in our system. This marketing relationship will allow the Company to develop the network needed to meet the Company's expectations of Desktop terminal installations. Due to the positive trends the Company has been experiencing since the beginning of the calendar year, the Company believes there will be a substantial increase in mortgage loan originations resulting in an improvement in the Company's fiscal performance in fiscal 1997.

     Similar to the Desktop origination concept of low overhead installations in real estate offices, the Company is developing a network of loan representatives that will target financial institutions such as banks and credit unions. The network of reps will operate with no overhead as the Company will only supply the original software. The reps will be responsible for all other costs related to the origination process. Management believes the development of this network will replace the lost production form the sale of the Washington operations.

Impact Of Recently Issued Accounting Standards

     The Company is required to adopt Statement of Financial Accounting Standards No. 107 and No. 119, "Disclosures About Fair Value of Financial Instruments" for March 31, 1996 which generally requires disclosure of the fair value of financial instruments, both assets and liabilities, recognized and not recognized on the balance sheets.

     The Company adopted Statement of Financial Accounting Standards No. 114 and 118, "Accounting by Creditors for Impairment of Loan," during the first quarter of fiscal 1996. This statement requires the accounting by creditors for impairment of certain loans. The impact of adopting the statement on the Company's consolidated financial statements was not material.

     The Company is required to adopt Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights, an amendment to FASB Statement No. 65", for fiscal year beginning April 1, 1996. The statement generally requires entities that sell or securitize loans to retain the mortgage servicing rights to allocate the total cost of mortgage servicing rights to the loan and the related servicing right based on their relative fair values. Costs allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income and periodically evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Company's 1996 consolidated financial statements since the Company intends to sell substantially all originated loan servicing released during fiscal 1996.

     SFAS No. 123, "Accounting For Stock-Based Compensation," will be adopted by the Company during fiscal year ending March 31, 1996. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer issues its equity instruments to acquire goods and services from its nonemployees. The impact of adopting the statement on the Company's consolidated financial statements is not expected to be material.

                           PRICE RANGE OF COMMON STOCK

     The Company's common stock has been traded on the American Stock Exchange since March 29, 1993 under the symbol AVF. Prior to that time, the Company's common stock was traded in the over the counter market on NASDAQ under the symbol AVFI. The following table sets forth the 1994 period and the 1995 period closing prices for common stock as reported on the American Stock Exchange. The prices were obtained from the American Stock Exchange and do not include retail mark-ups, mark-downs, or other fees or commissions, and may not represent actual transactions.

1995
- ----
                                            High         Low
Quarter Ended June 30, 1994                $3.68        $2.38
Quarter Ended September 30, 1994            2.88         1.75
Quarter Ended December 31, 1994             2.25         1.06
Quarter Ended March 31, 1995                1.56         1.00

1996
- ----
Quarter Ended June 10, 1995                 1.75          .88
Quarter Ended September 30, 1995            1.56         1.00
Quarter Ended December 31, 1995             1.38          .56
Quarter Ended March 31, 1996                1.38          .62

     At April 15, 1996, the market price of the Company's common stock was $1.38 per share. On such date the Company had 181 holders of record of the Company's common stock and the Company estimates that it has approximately 1,300 beneficial shareholders.

     The Company has not yet paid any cash dividends on its Common Stock to date and, except for the dividend requirements under the Company's issued and outstanding 10.5% Series B Preferred Stock, the Company does not anticipate paying dividends in the foreseeable future. The Company is not subject to any restrictive covenants or agreements which limits its ability to pay dividends. Ultimately, funds for the payment of dividends will be provided by the Company's subsidiaries. While AFI Mortgage Corp. is subject to restrictive covenants in connection with certain of its borrowing arrangements, it is not presently anticipated that such covenants will preclude the Company from paying dividends on the currently issued and outstanding preferred stock.


                                    BUSINESS

     Advanced Financial, Inc. (the "Company") is a publicly traded Delaware company formed in June 1988. In July 1990 the principals of the Company recognized an opportunity existed in the mortgage servicing industry due to the collapse of the savings and loan industry. On March 29, 1991 the Company was successful in acquiring Creative Financing, Inc. as a wholly owned subsidiary. In 1992, this subsidiary changed its name to Continental Mortgage, Inc. The name was again changed, due to expansion into additional states, to AFI Mortgage, Corp ("AFIM") in November 1994. AFIM is a mortgage banking company servicing approximately $468,000,000 in mortgages as of December 31, 1995.

     In 1992 the Company completed a 400,000 Unit public offering of its securities and received net proceeds therefrom of $1,265,418. Each Unit consisted of one share of 10.5% Series B Preferred Stock, one Class A Warrant to purchase one share of Common Stock at $3.50 per share and one Class B Warrant to purchase one share of Common Stock at $10.00 per share. This Prospectus covers the shares underlying such Class B Warrants. On October 19, 1993 the Company called for redemption all Class A Warrants resulting in the exercise of 395,990 warrants at $3.50 each (total proceeds of 1,263,732, net of costs). The Company also completed, on March 29, 1993, a public offering of its common stock and raised net proceeds therefrom of $3,510,138. The net proceeds were used primarily to purchase mortgage loan servicing rights.

AFIM'S History

     AFIM was founded in February of 1982. Since inception, AFIM has focused on the origination, refinancing and servicing of 1-4 family residential home mortgages. The Company's physical facilities and computer system allows the Company to handle that volume of loans which the Company anticipates it will service and originate in the foreseeable future.

     The Company intends to build on its implementation of a convenient, low cost and rate competitive national network known as the Desktop Mortgage Loan Origination System (Desktop). The Company's Desktop installations are primarily targeted at respected residential real estate brokerage offices. This market is targeted due to the fact that current mortgage loan production volume is driven by real estate transactions versus refinancing transactions. However, if the market provides for a decrease in interest rates an active refinancing market will be established through not only such real estate brokers and the Company's own servicing portfolio but the placement of terminals with respected mortgage brokers, small savings and loan institutions and branch bank locations without a competitive mortgage product.

     As of March 31, 1996, the Company had 33 installations in place for at least 30 days. The Company's philosophy is to manage the loan representatives versus a more common occurrence of control by the real estate broker. The typical lead-time required to interview and hire a loan officer, install the Desktop system and train the respective staff averages 90 days. The Company works with a marketing firm to help target potential real estate offices for application and possible installations. When an application is received, it is reviewed for number of buyer side transactions as well as location to determine those real estate brokers whose business has growth potential. The Company has increased its desktop locations from 12 at March 31, 1995 to 33 at March 31, 1996. Accordingly, the Company anticipates significant growth of mortgage loan origination production during the fiscal 1997 year from the Desktop terminals.

Investment Policies

Investments in Real Estate Mortgages

     The Company invests in real estate mortgages by acting as a loan originator as part of its core business. Primarily all mortgage originations are first mortgages on single family dwellings. For a general description of each type of mortgage activity in which the Company engages, such as origination, servicing and warehousing, and the portfolio turnover rate, see below.

     The Company does not generally invest in securities of or interests in persons primarily engaged in real estate activities. The only real estate owned by or in which the Company has an investment interest is the Company's headquarters building which was developed for the Company and which the Company occupied in June of 1993. The building houses all executive, administrative and servicing functions of the Company.

Properties Owned by the Company.

     The Company owns the building and land upon which the building sits in fee simple subject to a mortgage in favor of Citizens Bank of Shawnee, Shawnee, Kansas. As of March 31, 1996, the mortgage has a principal balance of $589,848, with a fixed rate of eight percent and is payable monthly with the entire balance due and payable in 1996. The balance may be prepaid at any time without penalty. In the opinion of management, the property is adequately covered by insurance. The building is utilized entirely by the Company. The federal tax basis of the property is $1,100,000; the property is depreciable for tax purposes at the rate of 3.179% per year; the method of depreciation is straight line; the life of the property for purposes of depreciation is 31.5 years; the real estate tax rate is approximately 13% and the annual real property taxes are approximately $24,000.

Loan Servicing

     In the past, the Company serviced substantially all the mortgage loans that it originated or purchased from failed institutions. Currently, substantially all originated mortgage loans are sold servicing released. As a result purchased contracts to service single-family residential mortgage loans originated by other lenders comprise the majority of the Company's mortgage servicing portfolio at March 31, 1996. Servicing includes collecting and remitting loan payments, making advances when required, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making inspections of the mortgage premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. The Company receives fees for servicing mortgage loans, owned by investors. The fees on the Company's portfolio are calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned. Other fee income consists of ancillary income (late charges, fax fees, insurance commissions, etc.) associated with loan servicing and is recorded as income when collected.

     The Company's servicing portfolio is subject to reduction by normal amortization and by prepayment or foreclosure of loans. In addition, the Company has in the past and will in the future sell a portion of its portfolio of loan servicing rights. For example, the Company sold servicing rights on approximately $93,000,000 and $75,000,000 of mortgage loans from its loan servicing portfolio during fiscal 1995 and 1994, respectively. In general, the decision to buy or sell servicing rights is based upon management's assessment of the Company's cash requirements, the Company's debt to equity ratio and other significant financial ratios, the market value of servicing rights, and the Company's current and future earnings objectives.

     The Company believes that it has developed systems that enable it to service mortgage loans efficiently and therefore enhance the returns it can earn from investments in servicing rights. In addition, the Company believes that the earnings from its servicing portfolio may to some extent offset the effect of interest rate fluctuations on loan origination revenues. In general, the value of the Company's loan servicing portfolio may be adversely affected as mortgage interest rates decline and expected loan prepayments increase. Income generated from the Company's loan servicing portfolio also may decline in such an environment. This negative effect on the Company's income may be offset somewhat by a rise in origination and servicing income attributable to new loan originations, which historically have increased in periods of low mortgage interest rates. However, there can be no assurance that low mortgage rates will result in increased loan originations, particularly during periods of slow or negative economic growth. The weighted average note rate of the Company's servicing portfolio as of December 31, 1995, was 9.12%. The amount of prepayment is directly related to the note rate; the lower the note rate the lower the prepayments. As of December 31, 1995, the Company's prepayment rate was 10% annualized.

     In the past, substantially all of the conforming loans (those loans that are conventional loans originated by the Company) have been sold to Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") programs on a non-recourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC, and not the Company. However, currently, all conforming conventional loans and non-conforming loans (loans which do not meet FNMA, FHLMC and GNMA guidelines) originated by the Company are being sold servicing released to private investors on a non-recourse basis. Similarly, the government insured loans serviced by the Company are securitized through the Government National Mortgage Association ("GNMA") , whereby the Company is insured against loss by the Federal Housing Authority ("FHA") or partially guaranteed against loss by the Veterans Administration ("VA").

Servicing Capability

     A nonaffiliated third party provides electronic data processing through the Company's IBM AS/400. Management believes this relationship increases the Company's productivity and reduces its cost of servicing.

Servicing Portfolio Characteristics

     The following table sets forth certain information regarding the Company's servicing portfolio of mortgage loans, including loans held for sale, for the periods indicated:



                                                                       March 31, 1996          December 31, 1995
                                                                       --------------          -----------------
                                                                       (000's Omitted)          (000's Omitted)

Composition of Servicing Portfolio at Period End:
   FHA Insured/VA Guaranteed Mortgage Loans.......................        $215,640              $211,100
   Conventional Mortgage Loans...................................          264,483               256,573
   Second  Mortgages.............................................              458                   532

Delinquent Mortgage Loans and Pending Foreclosures at Period End:

   30 Days......................................................             4.47%                 6.14%
   60 Days......................................................              .92%                 1.11%
   90 Days or more..............................................              .79%                  .10%
                                                                             ----                  ----
                                               Total Delinquencies           6.18%                 7.95%
Foreclosure Pending..............................................            0.59%                  .64%



     At March 31, 1996, the delinquency rate had decreased to 6.18% from 6.96% at March 31, 1995.

Loan Originations

     In January 1992 the Company expanded its mortgage banking operations to include the ability to refinance mortgage loans. This enhances the Company's servicing portfolio in several ways. It allows the Company to retain a portion of its payoffs as new loans. Previously, the refinanced loans enhanced the value of the Company's portfolio because the new loan had a lower note rate and a longer servicing life. Currently, originated and refinanced mortgage loans are sold servicing released which increases current cashflow and revenues. Also the revenues and earnings provided by the refinancing business allow the Company to diversify its potential revenue producing business away from loan servicing. Between March 31, 1995 and March 31, 1996, the Company originated 1,284 loans with a principal balance of approximately $111,500,000.

     AFIM has developed an important expertise which allows the Company to close new loans in several states through closing agents and title companies without the necessity to invest in branch office overhead. This expertise is now critical in the ability to place Desktop installations in real estate offices nationwide. AFIM believes it is at the forefront of the industry to implement an electronic national network of convenient origination locations with transaction costs well below the traditional branch office approach. All processing and underwriting are centralized at AFIM headquarters. The proprietary system includes core software capabilities which run on a desktop or personal computer. The Company has in-house computer oriented employees trained on the software to perform necessary modifications to software as well as installation of the software.

     The Company believes that in the future it will significantly build its mortgage loan origination volume and ultimately the servicing portfolio utilizing its proprietary Desktop terminals which it is placing in a network of real estate brokerages nationwide. The Company believes it is at the forefront of industry efforts to implement an electronic national network of convenient origination locations with transaction costs well below the traditional branch office approach. The Company believes the electronic origination network is designed to increase convenience for the borrower while also lowering the overall loan origination cost, thereby creating a cost advantage for the Company versus industry peers. AFI also originates loans through retail originators utilizing the Desktop terminals at minimal cost to the Company.

     The system is initially being targeted for placement in real estate brokerage companies with high residential growth, with follow-up strategies to expand to small banks and small mortgage brokers. The system is designed to be operated on-site by an AFIM loan representative with "expert systems" feedback to the borrower, an evaluation of loan balance and repayment options. The loan representative is managed by AFIM instead of the real estate broker which management believes is rather unique to the industry philosophy. The information is electronically transmitted by modem to AFIM where the actual processing and underwriting is performed. The system offers the convenience of one stop shopping for the home buyer in addition to productivity advantages for the agents. The "Stepl Pre-Approval Process" provides the potential home buyer with a formal written pre-approval for a monthly mortgage payment based on the application in approximately 48 hours. This allows the home buyer and real estate agent the advantage of knowing financing opportunities prior to the negotiation of a potential contract.

     In October 1994, the Company entered into a marketing agreement with Advanced Realty Assistance Corporation, an unrelated Company located in Clearwater Florida, to place the Desktop terminals in real estate brokerages throughout the country.

     As another method of increasing mortgage loan originations, in July 1994 the Company began mortgage production operations in the State of Washington. The Company opened operations by hiring some of the staff of a Seattle area mortgage broker. The Company's Desktop terminals have been installed in two offices as a means of enhancing operating efficiencies. The predecessor organization developed an active business in non-conforming loan originations which do not meet industry standard credit, loan to value, or other criteria. Due to this loan status, most yields are higher, making a strong market for purchase by private investors. During the fifteen months of operation, the Washington operation originated 474 loans with a principal balance of $42,221,000. Effective October of 1995, the Company sold its two Washington operations to two independent companies.

Loan Processing

     In connection with the origination of each loan, the Company processes the loan application, prepares mortgage documentation, conducts credit checks, has the property valued by appraisers and funds the loan. Loan applications must be approved by the Company's underwriting department for compliance with underwriting criteria, including the loan-to-value ratio, borrower's income qualification and necessary insurance. After approval, the Company's current policy is to obtain commitments from investors to purchase substantially every loan to be originated by the Company. Most all of the Company's current investors, including FNMA and FHLMC, do not review individual loan files prior to issuance of commitments to purchase loans.

     Once a commitment is in place and the Company has agreed to the terms of the loan with the borrower, the loan is then closed by a third party. The loan is then sold by the Company to the investor and the servicing is either kept or released depending on the commitment agreed upon with the investor.

     The Company's current 20,000 square foot facility will have sufficient capacity for the employees needed for the anticipated near term production increases with room to grow in to the fiscal year 1997.

Types of Loans

     Approximately half of the loans serviced by the Company are conventional loans. The Company emphasizes the origination and purchase of "conforming" loans, which are conventional loans having principal amounts within the maximum amounts eligible for sale to FNMA and FHLMC (currently $203,150 for a one-family property) and which otherwise comply with FNMA and FHLMC requirements. The Company also originates and purchases "jumbo" loans (conventional loans that exceed the maximum amounts qualifying for sale to FNMA or FHLMC but that otherwise generally comply with FNMA or FHLMC requirements) and other loans that do not comply with FNMA or FHLMC requirements but that do comply with requirements for sale to private investors. It is the Company's policy to obtain a title insurance policy on every mortgage loan. In addition, substantially all of the Company's originated loans are first mortgage loans. During the fourth quarter of fiscal 1995, the Company did introduce a second mortgage loan program for which the originated loans will be sold to private investors.

Markets and Competition

     Through the National Mortgage News, the Mortgage Bankers Association estimates that mortgage loan originations for calendar year 1995 to reach $654 billion and $765 billion for calendar year 1996. The loan origination market share is somewhat diversified with several large players and many small players. As a whole, the industry is incorporating technology and pursuing point of sale strategies to generate mortgage loan originations. The Company believes that it is more technologically advanced than most of its peers with the exception of a few of the largest industry players. The Company also believes that its strategy for implementing its technology and strategy for point of sale originations is unique and will allow it to compete even with its largest competitors.

Regulation

     The Company's mortgage banking business is subject to the rules and regulations of FHA, VA, FNMA, FHLMC and GNMA with respect to originating, processing, selling, and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination, provide for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts, and with respect to VA loans, fix maximum interest rates. Moreover, FHA lenders such as the Company are required annually to submit to the Federal Housing Commissioner audited financial statements. FNMA, FHLMC and GNMA require the maintenance of specified minimum net worth levels (which vary depending on the amount of the portfolio serviced by the Company). The Company is subject to examination by the Federal Housing Commissioner at all times to assure compliance with the FHA regulations, policies and procedures. Mortgage origination activities are subject to the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit and settlement costs.

     Additionally, there are various state laws and regulations affecting the Company's mortgage banking operations. The Company is licensed as a mortgage banker or retail installment lender in those states in which it does business that requires such a license.

     Conventional mortgage operations may also be subject to state usury statutes. FHA and VA loans are exempt from the effect of such statutes. Portfolios purchased from RTC historically have had higher delinquency rates. This has increased the delinquency rates of AFIM's servicing portfolio. Most investors, in particular FNMA, FHLMC, and GNMA, have very specific requirements regarding delinquencies. Once the servicer reaches those thresholds the servicer is required to reduce their delinquency percentage before any additional acquisitions will be approved by the affected investor. The Company has no such restrictions by any investor on the purchase and transfer of servicing.

     Higher delinquency ratios may adversely affect the Company's cash flow and profitability. Higher delinquency rates, depending on the type of loans being serviced, may require the Company to continue to pass through principal and interest payments to the investor owning the loan. Although recoverable, this would require the Company to use its cash to advance such payments. The Company currently has in place $1,000,000 of financing available to make such advances.

     Higher delinquency ratios also require additional personnel to administer collection procedures which increases its cost of servicing.

Other Operations

     On July 1, 1994, the Company purchased for $10,000 the outstanding shares of Network Appraisal Associates, Inc. (Network). Network was previously an unrelated appraisal company providing services to AFI branch offices and other mortgage banking companies in the Northwest region. The operations of Network have been included in the consolidated financial statements for fiscal 1995 but were not material to these statements. However, in the first quarter of fiscal 1996, the Company made the economic decision to discontinue operations of Network.

     On August 1, 1994, the Company purchased 100% of the stock of Century Real Estate of Lincoln, Nebraska. The acquisition was planned as a short term investment which allowed for deployment of some of the first Desktop terminals in a closely monitored real estate brokerage environment. Effective December 20, 1994, the Company sold this temporary investment in Century and concurrently through a stock exchange purchased 10% of the real estate brokerage company which purchased Century. The combination of Century and the acquiring real estate brokerage created the largest real estate brokerage in the Lincoln, Nebraska market. Also, as part of the sale, AFI has the right to install its Desktop Mortgage Loan Origination system in all four of the real estate offices in the Lincoln area.

Employees

          The Company currently has 65 employees in its originations area, 17 in its servicing area and 16 in its administrative and finance area. The servicing division has a key employee, with 20 years experience and an additional 10 employees with 5 to 10 years experience.

Legal Proceedings

     In March, 1994, the Company was named as a co-defendant in a lawsuit filed by two former officers of the Company. The lawsuit, filed in the United States District Court for the District of Nebraska, alleges that the Company violated securities laws, delaying the ability of these former officers from selling common stock of the Company owned by them, resulting in alleged losses of $300,000. The validity of the stock owned by these plaintiffs is the subject of concurrent litigation pending in the state court in Omaha, Nebraska. The Company believes the federal lawsuit brought by the former officers is without merit and it will be vigorously defended.

Facilities

     The only type of real estate in which the Company has invested is the office building described above. The Company manages its own property and the financing of said property is as described above. The Company has not adopted any policies which would limit the number or amount of mortgages which may be placed on any piece of property owned by the Company. The Company presently has no plans to purchase or invest in real estate except for its headquarters building as described above. There are no limitations on the percentage of assets of the Company which may be invested in any one investment, or type of investment. Any investment policy of the Company may be changed without a vote of security holders.

                                   MANAGEMENT

Officers and Directors

         The following sets forth certain information with respect to the officers and directors of the Company.

       NAME                          AGE                  POSITION
       ----                          ---                  --------

Norman L. Peterson                   55             President, Treasurer,
                                                    Director

William B. Morris                    38             Secretary, Director


Steven J. Peterson                   29             Sr. Vice President,
                                                    Director

Mark J. Peterson                     33             Vice President, Director

Deborah K. Towery                    33             Chief Financial Officer

Thomas S. Lilley                     45             Director

James L. Mullin, II                  31             Director


Patrick E. Elgert                    47             Director and Senior
                                                    Vice President

Thomas G. Schleich                   35             Director

W. Ray Bell                          50             Director

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified. The Company currently has a standing audit committee of its Board of Directors. All persons who were directors during the year ended March 31, 1996 attended at least 75% of all the meetings.

     Norman L. Peterson. Mr. Peterson has been an officer and director of the Company since June, 1988. Mr. Peterson is, and has been since 1984, president of Peterson and Sons Holding Company, a financial consulting company. From 1982 to 1984, he invested in and operated several small businesses in Lincoln, Nebraska. From 1979 to 1980 he founded, operated and then sold a company that collected accounts receivables. From 1974 to 1979, he was a senior officer, director and stockholder of the holding company that owned Platte Valley Bank and Trust Company. From 1963 to 1973, he was employed by Lincoln Production Credit Association where he was a branch manager from 1966 to 1973.

     William B. Morris. From 1991 to the present, Mr. Morris has been Secretary, Treasurer and a Director of the Company and has also been involved in a partnership with Mr. Norman L. Peterson, under the name Lancaster Partners, to consult with small to mid- sized companies on raising capital and becoming publicly traded. From 1984 to 1989, Mr. Morris was an account executive at the investment banking firm of Stuart James & Company, and from 1983 to 1984 Mr. Morris was an account executive at the venture capital brokerage firm R.B. Marich, Inc. in Denver, Colorado.

     Steven J. Peterson. Mr. Peterson attended Rice University where he received a Master of Business Administration in May, 1992. In 1989, he graduated Magna Cum Laude from Nebraska Wesleyan University with a Bachelor of Science degree in finance. From 1989 to the present, he has served as secretary/treasurer for Peterson & Sons Holding Company, a family owned company. In 1990, Mr. Peterson was the principal director of a small retail brokerage operation. Mr. Peterson has been a director of Continental Mortgage, Inc. since graduating from Rice. He is the son of Norman L. Peterson.

     Deborah K. Towery. Ms. Towery graduated from Auburn University in 1985 with a B.S. degree in Business Administration and became a Certified Public Accountant in 1986. From 1993 to present she has been the Chief Financial Officer for the Company. From 1992 to 1993, she was a financial analyst for Midland Loan Services, LP and previously was the Chief Financial Officer for South Trust Mobile Services, Inc. (wholly-owned subsidiary of SouthTrust Bank of Alabama). From 1985 through 1989, she worked for KPMG Peat Marwick, in Birmingham, Alabama, as an incharge auditor and manager.

     Mark J. Peterson. Mr. Peterson attended law school at the University of Nebraska where he graduated with a Juris Doctorate in May, 1988. He earned a Bachelor of Science degree from Nebraska Wesleyan University in 1985. Mr. Peterson worked part-time as a law clerk and is now an associate with the law firm of Erickson & Sederstrom, P.C. in Omaha, Nebraska. Mr. Peterson is the son of Norman L. Peterson.

     Thomas S. Lilley. Mr. Lilley joined the Company in 1992 with 20 years experience in the banking business. Most recently Mr. Lilley was employed by First National Bank of Shawnee where he was Chief Financial Officer. He is experienced in the areas of portfolio management, asset/liability management, and personnel management. Mr. Lilley earned a Bachelor of Science degree in Biology/PreDental, with equivalent minors in Journalism, Chemistry, and Spanish from Baker University.

     James L. (Lenny) Mullin, II. Mr. Mullin graduated from Emporia State University with a degree in speech communication in 1986. Since 1986 he has been continuously involved in real estate in Kansas City. He is a land developer, home builder and real estate broker. He has extensive holdings in residential rental property that he also manages. He is a member of the National Association of Realtors, Kansas Association of Realtors, Johnson County Board of Realtors, National Association of Homebuilders, and the Greater Kansas Homebuilders Association.

     Patrick E. Elgert. Mr. Elgert graduated from the University of Nebraska in 1971 with a Business Degree. Since 1994, Mr. Elgert has been a Senior Vice President with the company. From 1990 to the 1994 Mr. Elgert was President and Co-Owner of Coldwell Banker Century Realty in Lincoln, Nebraska and from 1986 to 1990 he was involved in real estate development and insurance. From 1976 to 1981, he was Vice President of Columbus Federal Savings and Loan, where he was responsible for development of the Retail Mortgage Division. From 1971 to 1976, he was Vice President of State Federal Savings & Loan and was responsible for mortgage loan originations and Branch Manager.

     Thomas G. Schleich. Mr. Schleich graduated from Nebraska Wesleyan University in 1985 with a B.S. degree in Business Administration. He graduated from the University of Nebraska law school in 1988 with a J.D. degree. From 1989 to 1993 he was president of Commercial Investment Properties in Lincoln, Nebraska. From 1993 to the present he has been the Chief Operating Officer of Home Real Estate in Lincoln, Nebraska. In addition to being a member of the Nebraska State Bar Association, he is also licensed by the State of Nebraska as a Real Estate Broker.

     W. Ray Bell. From 1992 to 1995, Mr. Bell was President and Chief Operating Officer of Commonwealth Mortgage Corporation of America and President of Fundamental Holdings, Inc. From 1995 to 1996 he was president of AFI Mortgage Corp., the Company's wholly owned mortgage banking company.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid by the Company in each of the last three years to the Chief Executive Officer. No executive officer had total compensation in excess of $100,000, except Mr. Peterson.


                                               SUMMARY COMPENSATION TABLE

                                                                                    Long Term Compensation
                                                                                    -----------------------
                                    Annual Compensation(1)(2)                  Awards                   Payouts
                                    ------------------------                   ------                   -------
  (a)           (b)               (c)        (d)         (e)              (f)           (g)          (h)         (i)
Name
and
Princi-                                                  Other
pal                                                      Annual        Restricted                              All Other
Posi-                                                   Compen-           Stock       Options/       LTIP      Compen-
tion                          Salary($)    Bonus($)    sations($)      Award(s)($)     SARs(#)     Payouts($)  sation($)


            Year Ended
Norman L.    March 31,
Peterson       1996           $120,000       -0-        2,500             -0-          25,000         -0-        -0-
Chairman
of the      Year Ended
Board        March 31,
President      1995           $120,000       -0-         -0-              -0-          -0-            -0-        -0-
and Chief
Executive
Officer     Year Ended
             March 31,
               1994           $120,000       -0-       16,000(3)          -0-         25,000          -0-        -0-


(1) Amounts shown set forth all cash compensation earned by each of the named individual in the years shown.

(2) While the named individual received perquisites or other personal benefits in the years shown, in accordance with applicable regulations, the value of these benefits are not indicated since he did not exceed in the aggregate the lesser of $25,000 or 25% of the individual's salary and bonus in any year.

(3) Paid in the form of consulting fee to Peterson & Sons Holding Company.




                                  OPTIONS/SAR GRANTS IN YEAR ENDED MARCH 31, 1996

  (a)                      (b)                 (c)                 (d)                 (e)
                                               % of Total
                                                Options/
                                                  SARs
                                              Granted to
                         Options/SARs        Employees        Exercise or Base
Name                      Granted (#)      in Fiscal Year      Price ($/Sh)       Expiration Date
- ----                     ------------      --------------    ----------------     ---------------


W. Ray Bell                 25,000             8.80%               0.81                06/30/96
James L. Mullin II          25,000             8.80%               0.81                12/01/00
Thomas Schleich             25,000             8.80%               0.81                12/01/00
Thomas Lilley               25,000             8.80%               0.81                12/01/00
Mark J. Peterson            25,000             8.80%               0.81                12/01/00
Steven J. Peterson          25,000             8.80%               0.81                12/01/00
Norman Peterson             25,000             8.80%               0.88                12/01/00
William B. Morris           25,000             8.80%               0.88                12/01/00
Patrick E. Elgert           25,000             8.80%               0.81                12/01/00
Patrick E. Elgert            9,000             3.17%               1.12                09/01/06
Deborah K. Towery            2,500             0.88%               1.25                06/30/06
Deborah K. Towery            2,500             0.88%               0.81                01/01/07
                           -------             -----
                           239,000



                                                        37



                           AGGREGATED OPTION/SAR EXERCISED IN YEAR ENDED MARCH 31, 1996
                                    AND OPTION/SAR VALUES AS OF MARCH 31, 1996

  (a)               (b)                   (c)                   (d)                  (e)
                                                                                   Values of
                                                              Number of           Unexercised
                                                            Unexercised          In-the-Money
                                                            Options/SARs         Options/SARs
                                                           at FY-End(#)         at FY-End($)
               Shares Acquired                              Exercisable/         Exercisable/
Name            on Exercise(#)       Value Realized($)     Unexercisable        Unexercisable
- ----           ---------------       -----------------    --------------        ---------------

Norman L.
Peterson            -0-                   -0-             137,500/12,500          $7,062.50
William B.
Morris              -0-                   -0-             137,500/12,500          $7,062.50
Steven J.
Peterson            -0-                   -0-             137,500/12,500          $7,062.50
Thomas S.
Lilley              -0-                   -0-              22,500/12,500          $7,062.50
Patrick E.
Elgert              -0-                   -0-              31,500/12,500          $9,357.50
James L.
Mullin              -0-                   -0-              12,500/12,500          $7,062.50
Deborah
Towery              -0-                   -0-                5,000/2,500          $7,062.50
Thomas G.
Schleich            -0-                   -0-              12,500/12,500          $7,062.50
W. Ray Bell         -0-                   -0-              12,500/12,500          $7,062.50




Compensation of Directors

     Directors receive a fee of $250 for board meetings attended and are reimbursed for expenses incurred in attending such meetings.

Employment  Contracts  and  Termination  of  Employment  and   Change-in-Control
Arrangements

     The Company has not entered into any employment contracts with any executive officer of the Company, nor has the Company entered into any contract with any executive officer with respect to the resignation, retirement or any other termination of such executive officers employment with the Company or its subsidiary or from a change-in-control of the Company or a change in any executive officer's responsibility following a change-in-control.


                              CERTAIN TRANSACTIONS

     On September 30, 1993 the Company entered into a contractual arrangement known as a participation agreement with Peterson & Sons Holding Company to participate in approximately $38,000,000 of servicing rights originated by Continental Mortgage, Inc. prior to September 30, 1993. The transaction was valued at $290,000 and was paid for by exchanging 51,627 shares of Advanced Financial, Inc. common stock. Peterson & Sons Holding Company is 50% controlled by Mark J. Peterson and 50% by Steven J. Peterson, both of whom are directors of the Company and sons of Norman L. Peterson, President and Director of the Company. Under the terms of these agreements, the participants received a portion (generally 75%) of the underlying cash flows resulting from the Company's servicing of certain identified mortgage loans. For purposes of the agreements, cash flow is defined as gross revenues (service fees and ancillary income) less a contractually pre-determined cost to service the loans. If the underlying servicing is sold by the Company, the participants receive their pro-rata portion of the sale proceeds. The Company does not guarantee the participants a rate of return on their investment, and the Company has no contractual obligation to repurchase the participant's interest.

     These participation agreements are recorded as obligations. To determine an interest rate on the obligation, the Company estimates the future cash flows to be paid to the participants and discounts those estimated future cash flows at a rate so that their present value equals the amount paid by the participant. Interest expense is recorded on the accrual method, and actual payments to the participants are applied to reduce the Company's recorded obligation. If estimates of future cash flows to be paid to participants change, the effective interest rate is revised and interest expense is adjusted, as necessary, on a prospective basis.

     During fiscal 1995 and 1994, the Company repaid obligations under participation agreements by either selling the underlying servicing and remitting the participant's portion of the proceeds from sale, or by settling the remaining obligation with Company funds. The underlying servicing relating to Peterson & Sons participation agreements was sold for $243,000, with $163,000 being remitted and the remaining $80,000 was recorded as a non-interest bearing payable on the financial statements of the Company as of March 31, 1995.

     The underlying servicing relating to Lancaster Partners participation was sold for $178,600 with $49,500 being remitted during the year and the remaining balance of $128,100 being recorded as a non-interest bearing payable on the financial statements of the Company at March 31, 1995.

     On August 1, 1994, the Company purchased Century Real Estate Central, Inc. ("Century") of Lincoln, Nebraska from Patrick E. Elgert, an officer and director of the Company, and his brother, for Twenty Dollars. In addition the Company borrowed $211,685 from an unaffiliated bank and used to pay liabilities of Century that had been guaranteed by Mr. Elgert in the approximate amount of $250,000.

     On December 20, 1994,  the Company sold its Century  Realty  Central,  Inc.
Lincoln, Nebraska subsidiary to Home Real Estate Service of Lincoln, Inc. ("Home") for $250,000, consisting of $50,000 cash and a non-interest bearing promissory note for $200,000. The promissory note is payable in 36 monthly installments with the entire balance due January 1, 1998. The note is unsecured but is guaranteed by Austin Realty, Inc., whose vice president is Mr. Schleich. The Company owns 10% of the issued and outstanding common stock of Home. The family of Thomas G. Schleich, a director of the Company, controls Home. In addition, the Company pays to Home monthly rental of $4,000 for the use of three offices in the Lincoln, Nebraska area.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1996 by: (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                           Beneficial Ownership (1)
                                           ------------------------
                                          Number of            Percent of
Beneficial Owner                            Shares               Total
- ----------------                          ---------            ----------

Peterson & Sons
5425 Martindale
Shawnee, KS  66218                        887,462(2)              22.9%

William B. Morris
5425 Martindale
Shawnee, KS  66218                        756,263(3)              18.8%

Mark J. Peterson
770 N. Cotner,  #402
Lincoln, NE  68505                        887,462(4)              22.9%

Norman L. Peterson
5425 Martindale
Shawnee, KS  66218                      1,073,010(5)              26.7%

Lancaster Partners
5425 Martindale
Shawnee, KS  66218                        267,600(6)               6.9%

Steven J. Peterson
5425 Martindale
Shawnee, KS  66218                      1,026,016(7)              25.6%

                                           Beneficial Ownership (1)
                                           ------------------------
                                          Number of            Percent of
Beneficial Owner                            Shares               Total
- ----------------                          ---------            ----------

Thomas S. Lilley
5425 Martindale
Shawnee, KS  66218                        32,500(8)            less than
                                                               one percent

James L. Mullin, II
5425 Martindale
Shawnee, KS  66218                        12,500(9)            less than
                                                               one percent
Patrick E. Elgert
5425 Martindale
Shawnee, KS  66218                        31,500(9)            less than
                                                               one percent

Thomas G. Schleich
225 N. Cotner #107
Lincoln, NE  68505                        75,000(10)              1.9%

Deborah Towery
5425 Martindale
Shawnee, KS  66218                         5,250(11)           less than
                                                               one percent

All Executive officers
and directors as a group (7 persons)    1,360,477(12)             35.1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Includes 267,600 shares controlled by Peterson & Sons Holding Company as 50% partners of Lancaster Partners, which owns 267,600 shares. Peterson & Sons Holding Company is 76% controlled by Mark J. Peterson, an officer and director of the Company, his brother, Steven J. Peterson, and Norman L. Peterson, the President and a director of the Company, and the father of Mark J. Peterson and Steven J. Peterson.

(3) Includes 351,163 shares owned personally and 267,600 shares controlled by William B. Morris as 50% partner of Lancaster Partners which owns 267,600. Also includes options to purchase 137,500 shares of common stock.

(4) Consists of 887,462 shares controlled by Peterson & Sons Holding Company. Peterson & Sons Holding company is 24% owned by Mark J. Peterson.

(5) Includes 887,462 shares controlled by Peterson & Sons Holding Company. Norman L. Peterson disclaims all beneficial ownership in such shares. Also includes option to acquire 137,500 shares.

(6) Lancaster Partners is 50% owned by William B. Morris and 50% owned by Peterson & Sons Holding Company.

(7) Includes 887,462 shares controlled by Peterson & Sons Holding Co. Also includes options to purchase 137,500 shares of common stock. Peterson & Sons Holding Company is 24% owned by Steven J. Peterson.

(8) Includes options to purchase 22,500 shares of common stock.

(9) Consists entirely of options to purchase common stock.

(10) Includes 62,500 shares of common stock held by Home Real Estate Service of Lincoln, Inc., a private corporation controlled by the family of Mr. Schleich. Also includes options to purchase 12,500 shares of common stock.

(11) Includes options to purchase 5,000 shares of common stock.

(12) Includes only shares actually issued and outstanding.

     Section 16(a) of the Securities Exchange Act of 1934 and the related regulations require the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of their beneficial ownership of the Company's Common Stock and other equity securities of the Company. In addition, such persons are required to furnish the Company with copies of all such filings.

     To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 31, 1996, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent beneficial owners were complied with.



                                   SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

                                                                                                Percentage
                                  Ownership               Shares              Ownership            Owned
Selling                            Prior To               Being                 After              After
Stockholder                        Offering              Offered              Offering           Offering
                                  ---------              -------              ---------         ----------

Pyramid Holdings, Inc.(1)          250,000               250,000                -0-                0%
Cored Capital Corporation(1)       250,000               250,000                -0-                0%
Affiliated Services, Inc.(1)       250,000               250,000                -0-                0%
Ocean Marketing Corporation(1)     250,000               250,000                -0-                0%


(1) Consists of shares underlying options

     The Selling Shareholders have advised the Company that sales of the Common Stock may be made by one or more of them from time to time in transactions in the open market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Common Stock or through broker-dealers, acting as principal or agent, who may themselves dispose of the Common Stock in transactions on the American Stock Exchange. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Shareholders or the purchasers of the Common Stock for whom the broker-dealers act they may act as agent or to whom they sell as principal or agent or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company is not aware of any agreement or arrangement between or among the Selling Stockholders for the sale or other disposition of the securities owned by them.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 25,000,000 shares of $.001 par value Common Stock and 10,000,000 shares of $.005 par value Preferred Stock. As of March 31, 1996, there were currently outstanding 3,875,476 shares of Common Stock, no shares of Series A Preferred Stock and 372,000 shares of Series B Preferred Stock.

Common Stock

     All shares of the Company's Common Stock have equal voting rights, and, when validly issued and outstanding, entitle the holder to a single vote per share on all matters to be voted upon by shareholders. Cumulative voting in the election of Directors is not allowed. This means that holders of more than 50% of the shares voting for directors can elect 100% of the directors if they choose to do so; and, in such event, holders of the remaining less than 50% of the shares voting for directors will not be able to elect any person or persons to the Board of Directors.

     Holders of the Company's Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors from available funds, property or shares of the Company's Common Stock. The Company has not paid or declared any cash dividends since its inception and presently anticipates that all earnings except for payment of preferred stock dividends, if any, will be retained for development of the Company's business, and that no cash dividends of its Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and would depend, among other things upon future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions. There can be no assurance that any cash dividends on the Company's Common Stock will be paid in the future.

     Shares of the Company's Common Stock have no pre-emptive or conversion rights, nor redemption or sinking fund provisions, and are not liable to further call or assessment. The outstanding shares of the Company's Common Stock are, and any shares issued pursuant to conversion of Series B Preferred Stock or exercise of Class B Warrant will be, fully paid and nonassessable. Each share of the Company's Common Stock in entitled to share ratably in any assets available for distribution to holders of its equity securities upon liquidation of the Company.

Series A Preferred Stock

     On May 2, 1989, the Board of Directors adopted a resolution designating 12,500,000 shares of the authorized preferred stock to be Series A Preferred Stock. In October of 1991, all 10,000,000 shares of the issued and outstanding Series A Preferred Stock were converted to 200,000 Common Shares (adjusted to reflect a one for ten reverse stock split which occurred in December of 1991) and, accordingly, there are presently no Series A Preferred shares issued and outstanding. Management has no present intention to issue any Series A Preferred stock now or in the foreseeable future.

Series B Preferred Stock

     Dividend Provisions. The holders of the Series "B" Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds for the Company legally available therefore, cumulative cash dividends at the annual rate equaling 10.5% of the purchase price paid to the Company for such Series "B" Preferred Stock. Such dividends shall be payable quarterly on the 10th day of April, July, October and January in each year from the date of issuance of such shares of Series "B" Preferred stock. If the dividend on the Series "B" Preferred Stock for any dividend period shall not have been paid or set apart in full for such Series "B" preferred stock, in the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividend shall be paid or set apart for payment of any class or common stock of the Company. Accumulation of dividends of the Series "B" Preferred Stock shall not bear interest. There are currently 372,000 shares of 10.5% Series "B" Preferred Stock issued and outstanding. The payment of such dividends by the Company has been in default since January of 1996.

     Right to Convert. One share of Series "B" Preferred Stock shall be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of the Company's Common Stock.

     Redemption of Series "B" Convertible Preferred Stock. The Series "B" Preferred Stock shall be redeemable, in whole or in part, at the option of the Company by resolution of its Board of Directors, at any time and from time to time upon payment of one share of the Company's Common Stock for each share of Series "B" Preferred Stock so redeemed, plus all dividends accrued and unpaid on such Series "B" Preferred Stock up to the date fixed for redemption. Provided, however, that the Company's right to redeem the Series "B" Preferred Stock shall be subject to the requirement that the Company's Common Stock must have had a minimum reported bid price of $5.75 per share for twenty consecutive trading days prior to notice of redemption as described below.

     In the event of any redemption of only part of the then outstanding Series "B" Preferred stock, the Company shall effect such redemption pro rata among the holders of outstanding share thereof according to the respective number of shares of each class held by such holders.

     Voting Rights. Except as otherwise required by law, the holders of Series "B" Preferred stock will not be entitled to any voting rights. Unless the vote or consent of the holders of greater number of shares is required by law, the consent of the holders of at least a majority of all issued and outstanding Series "B" Preferred Stock shall be required to change, alter or revoke the rights and preferences conferred upon the Series "B" Preferred stock by the Certificate of Incorporation or to adopt an amendment to the Certificate of Incorporation adversely affecting the rights of the holders of Series "B" Preferred Stock.

     Priority of Series "B" Preferred stock in the Event of a Dissolution. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of debts and the liabilities of the Company, the holders of Series "B" Preferred Stock shall be entitled to receive, out of the net assets of the Company, the amount of the purchase price paid to the Company upon the original issuance of the Series "B" Preferred Stock, in cash for each share of Series "B" Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution before any distribution shall be made to the holders of any class of Common Stock of the Company.

Warrants

     There are currently issued and outstanding 400,000 Class B Warrants (the "Class B Warrants"). Each Class B Warrant will entitle the holder thereof to purchase at a price of $10.00 at any time, one share of Common Stock. The Company reserves the right, at any time after the bid price of the Common Stock is at least 115% of the exercise price of the respective B Warrant for a period of at least 10 consecutive business days, to call any or all of such Warrants (but not less than the entire class of Warrants) upon 30 days' written notice to warrantholders at a redemption price of $0.001. If the Warrants are called, they will expire and will be of no further value if they are not exercised by the holders on or before the call date. However, the Company will not redeem the Warrants unless a current registration statement is in effect. The Company, in its sole discretion may extend the expiration date of Warrants and/or reduce the exercise price of the Warrants.

     The  Warrants  were  issued  under  a  Warrant   Agreement   (the  "Warrant
Agreement") dated June 4, 1992, between the Company and Interwest Transfer Co., Inc.

     In order for a holder to exercise the Warrants there must be a current registration statement in effect with the United States Securities and Exchange Commission and the various state commissions relating to the shares of Common Stock underlying the Warrants or an opinion of counsel for the Company that no registration is required. The Company will be required to file post-effective amendments or a new registration statement. There is no assurance that the registration statement or a new registration statement can be kept current. The registration statement of which this prospectus is a part updates the registration statement previously filed at the time the Class B Warrants were originally issued. If it is not kept current for any reason, the Warrants will not be exercisable and may be deprived of any value. In addition, if the Common Stock underlying the Warrants is not qualified for sale in the state in which a Warrantholder resides, such holder will not be permitted to exercise the Warrants and will have no choice but to either sell his Warrants or let them expire.

     Warrantholders may be diluted by the issuance of additional shares of Common Stock in the future and are protected against dilution of their interest represented by the underlying shares of Common Stock only upon the occurrence of stock splits, capital reclassification and mergers and sales of the Company's assets. Warrantholders have no voting power, are not entitled to dividends, and have no other rights generally conferred on shareholders. In the event of liquidation, dissolution or winding up of the Company, Warrantholders are not entitled to participate in the Company assets.

     Exercise of Warrants. The Warrants may be exercised on surrender of the applicable Warrant certificate on or prior to expiration of the applicable Warrant exercise period, with the form of "Election to Purchase" on the reverse side of the certificate executed as indicated, and accompanied by payment of the full exercise price for the number of Warrants being exercised. Payment must be by certified funds or cashier's check payable to the order of the Warrant Agent.

Transfer and Warrant Agent

     The transfer agent and warrant agent for the Company is Interest Transfer Co., Inc., P.O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

     The legality of the securities being offered by this Prospectus in connection with the laws governing corporations in the State of Colorado have been passed upon for the Company by the law firm of Allen G. Reeves, P.C., 900 Equitable Bldg., 730 17th Street, Denver, Colorado 80202.


                                 INDEMNIFICATION

     Delaware Statutes provide for indemnification of the officers and directors of the Company against certain liabilities incurred in connection with their activities on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company or directors, officers or persons controlling the Company under such indemnification provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

     The financial statements of Advanced Financial, Inc. as of and for the years ended March 31, 1995 and 1994 included herein and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.


                                      ADVANCED FINANCIAL, INC. AND SUBSIDIARIES
                                        Condensed Consolidated Balance Sheets
                                         December 31, 1995 and March 31, 1995


                       Assets                                December 31, 1995                   March 31, 1995
                       ------                                -----------------                   --------------
                                                                (unaudited)
Cash and investments                                   $                     ----                         512,156
Mortgage servicing advances and accounts receivable                       791,072                       1,283,907
Property and equipment, net                                             1,753,461                       1,982,517
Mortgage loans held for sale                                            5,065,765                       2,351,912
Mortgage loans held for investment                                        204,523                         136,524
Purchased mortgage servicing rights, net                                2,760,266                       3,534,450
Excess of cost over fair value of assets acquired,                        537,476                         575,512
net
Note receivable from stockholder                                          214,815                         214,815
Prepaid expenses                                                          168,411                         294,431
Deferred income taxes                                                     440,000                         490,000
Other investment                                                          249,745                         297,378
Other                                                                     138,110                         122,410
                                                           -----------------------              ------------------
Total assets                                           $               12,323,644                      11,796,012
                                                           =======================              ==================


                     Liabilities
                     -----------

     Accounts payable and accrued expenses             $                1,646,057                       1,594,525
     Checks outstanding in excess of bank balance                          99,217                            ----
     Amounts due to related parties                                        ----                           207,709
     Settlement liabilities on  purchased mortgage
          servicing rights                                                 85,512                         118,374
     Notes payable                                                      7,801,372                       5,155,636
     Capitalized lease obligations                                        441,639                         675,113
                                                           -----------------------              ------------------
     Total liabilities                                 $               10,073,797                       7,751,357
                                                           -----------------------              ------------------


                Stockholders' Equity
                --------------------

     Preferred stock, Series B, $.005 par value.
        10,000,000 shares authorized; 372,000
        shares issued and outstanding                                       1,860                           1,860
     Common stock, $.001  par value.  25,000,000
        shares authorized; 3,875,476 shares issued
          and outstanding                                                   3,876                           3,876
     Paid-in capital                                                    8,642,442                       8,642,442
     Deficit                                                          (5,956,986)                     (4,162,178)
                                                           -----------------------              ------------------
                                                                        2,691,192                       4,486,000
     Treasury stock, 99,869  shares of common
        stock, at cost                                                  (441,345)                       (441,345)
                                                           -----------------------              ------------------
     Total stockholders' equity                                         2,249,847                       4,044,655
                                                           -----------------------              ------------------

     Total liability and stockholders' equity          $               12,323,644                      11,796,012
                                                           =======================              ==================




See accompanying notes to condensed consolidated financial statements.


                                           ADVANCED FINANCIAL, INC. AND SUBSIDIARIES
                                        Condensed Consolidated  Statements  of Operations
                              For the three month periods ended December 31, 1995 and December 31, 1994

                                                                  December 31, 1995         December 31, 1994
                                                                 ------------------         ------------------
                                                                     (unaudited)                 (unaudited)

Revenues:

     Servicing fee income                                      $             591,137                   815,002
     Other fee income                                                        213,522                   311,868
      Appraisal income                                                         -----                    14,525
     Gain on sale of mortgage loans                                          811,483                   220,771
     Gain on sale of servicing rights                                          -----                   348,362
     Interest income                                                         189,111                    53,602
     Other income                                                            139,624                    83,141
                                                                   ------------------        ------------------
                     Total operating revenues                              1,944,877                 1,847,271
                                                                   ------------------        ------------------

Expenses:
     Servicing expense                                                       284,257                   269,584
     Personnel                                                               866,644                 1,035,780
     General and administrative                                              404,171                   383,153
     Interest expense                                                        187,215                    64,212
     Depreciation and amortization                                           442,837                   539,187
     Other                                                                    13,100                   118,872
                                                                   ------------------        ------------------
                     Total operating expenses                              2,198,224                 2,410,788
                                                                   ------------------        ------------------


 Loss before income taxes                                                  (253,347)                 (563,517)

 Income tax (expense) benefit                                                 -----                  (247,383)

                                                                   ------------------        ------------------

                     Net loss                                              (253,347)                 (316,134)
                                                                   ==================        ==================


Weighted average shares outstanding                                        3,778,478                 3,720,574
                                                                   ==================        ==================

Loss per common share:

     Primary                                                   $              (0.08)                    (0.10)
                                                                   ==================        ==================


    Fully diluted                                              $              (0.08)                    (0.10)

                                                                   ==================        ==================


See accompanying notes to condensed consolidated financial statements.



                                              ADVANCED FINANCIAL, INC. AND SUBSIDIARIES
                                           Condensed Consolidated  Statements of Operations
                                  For the nine month periods ended December 31, 1995 and December 31, 1994


                                                               December 31, 1995           December 31, 1994
                                                              ------------------          ------------------
                                                                  (unaudited)                   (unaudited)

Revenues:

     Servicing fee income                                     $         1,852,627                 2,531,318
     Other fee income                                                     782,891                   602,971
      Appraisal income                                                      -----                    54,325
     Gain on sale of mortgage loans                                     2,033,466                   410,992
     Gain on sale of servicing rights                                      99,759                   189,413
     Interest income                                                      478,571                   147,354
     Other income                                                         166,595                    96,942
                                                                ------------------        ------------------
                     Total operating revenues                           5,413,909                 4,033,315
                                                                ------------------        ------------------

Expenses:
     Servicing expense                                                    813,837                   968,216
     Personnel                                                          2,831,059                 2,685,010
     General and administrative                                         1,340,698                   989,181
     Interest expense                                                     542,639                   370,290
     Depreciation and amortization                                      1,425,546                 1,978,728
     Other                                                                 57,598                   245,655
                                                                ------------------        ------------------
                     Total operating expenses                           7,011,377                 7,237,080
                                                                ------------------        ------------------


 Loss before income taxes                                              (1,597,468)               (3,203,765)

 Income tax expense (benefit)                                              49,350               (1,215,076)
                                                                ------------------        ------------------

                     Loss from continuing operations                   (1,646,818)               (1,988,689)
                                                                ------------------        ------------------

Discontinued operations:

   Loss from operations of Network Appraisal, Inc.
        from April 1, 1995 through
        June 30, 1995 (net of -0- tax benefit)                            (30,809)                   -----
                                                                ------------------        ------------------

                     Net loss                                          (1,677,627)               (1,988,689)
                                                                ==================        ==================


Weighted average shares outstanding                                     3,787,147                 3,709,965
                                                                ==================        ==================

Loss per common share:

     Primary                                                 $              (0.47)                    (0.57)
                                                                ==================        ==================


    Fully diluted
                                                             $              (0.47)                    (0.57)
                                                                ==================        ==================






See accompanying notes to condensed consolidated financial statements.


                                                    ADVANCED FINANCIAL, INC. AND SUBSIDIARY
                                            Condensed  Consolidated  Statements  of Cash  Flows
                                   For the nine month periods  ended  December 31, 1995 and December 31, 1994


                                                                            December 31, 1995         December 31, 1994
                                                                           ------------------        ------------------
                                                                              (unaudited)               (unaudited)


Net cash (used in) provided by operating activities                        $     (2,974,345)                 2,313,708

Cash flows from investing activities:
     Acquisition of property and equipment                                          (27,616)                  (40,911)
     Proceeds/(Acquisition) of mortgage servicing rights                              -----                   (70,082)
     Sale of real estate owned                                                        57,931                     -----
     Acquisition/Principal payments on mortgage loans
          held for investment,net                                                   (67,999)                   115,498
                                                                           ------------------        ------------------
                   Net cash  provided by (used in)
                    investing activities                                            (37,684)                     4,505

Cash flows from financing activities:
     Notes payable, net                                                            2,645,737               (3,452,685)
     Checks outstanding in excess of bank balance                                     99,217                    -----
     Payments on capitalized lease obligations                                     (166,960)                 (159,281)
     Payment of preferred dividends                                                 (78,120)                 (117,181)
     Principal payments on participation agreements                                    -----                 (450,223)
                                                                           ------------------        ------------------
                   Netcash provided by (used in)                                   2,499,874               (4,179,370)
                    financing activities

                   Net decrease in cash                                             (512,156)               (1,861,157)

Cash at beginning of period                                                          512,156                 1,930,562
                                                                           ------------------        ------------------
Cash at end of period                                                      $               0                    69,405
                                                                           ==================        ==================


Supplemental disclosures of cash flow:
          Cash paid for interest                                           $          451,501                   286,834
          Cash paid for  income taxes                                      $            -----                     -----
Supplemental disclosures of noncash financing
   and investing activities:
          Property acquired under capital leases                           $           35,646                    62,541
          Equity investment received in exchange for                       $            -----                    92,450
            issuance of common stock




See accompanying notes to condensed consolidated financial statements.

                   ADVANCED FINANCIAL, INC. and SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1995 and 1994




(1)   Organization and Summary of Significant Accounting Policies

      The  Company's  financial  statements  include  the  accounts  of Advanced
        Financial, Inc. (the Company) and its wholly-owned subsidiary AFI Mortgage Corp., formally Continental Mortgage, Inc. (AFI Mortgage). AFI Mortgage is a full service mortgage banking company currently servicing first and second mortgage loans of approximately $468,000,000 as of December 31, 1995.

      The condensed  consolidated  financial  statements  have been  prepared in accordance with the instructions to Form 10-QSB. To the extent that information and footnotes required by generally accepted accounting principles for complete financial statements are contained in or consistent with the audited financial statements incorporated by reference in the company's Form 10-KSB for the year ended March 31, 1995, such information and footnotes have not been duplicated herein. The March 31, 1995 condensed consolidated balance sheet has been derived from the audited balance sheet as of that date.

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES









                        Consolidated Financial Statements

                             March 31, 1995 and 1994


                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT



   The Board of Directors
   Advanced Financial, Inc.
       and Subsidiaries:


   We have audited the accompanying consolidated balance sheets of Advanced Financial, Inc. and subsidiaries as of March 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Financial, Inc. and subsidiaries as of March 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended.



                                            KPMG Peat Marwick LLP


   June 2, 1995
   Kansas City, Missouri



                                     ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                                            Consolidated Balance Sheets

                                              March 31, 1995 and 1994

                                  Assets                                               1995                 1994
                                  ------                                               ----                 ----

Cash and investments                                                         $           512,156          1,930,562
Mortgage servicing advances and accounts receivable                                    1,283,907          3,730,541
Mortgage loans held for sale (note 3)                                                  2,351,912          3,394,766
Mortgage loans held for investment                                                       136,524            275,908
Purchased mortgage servicing rights, net (notes 2 and 3)                               3,534,450          5,740,532
Property and equipment, net (notes 3, 5 and 9)                                         1,982,517          2,106,855
Excess of cost over fair value of assets acquired, net of accumulated
     amortization of $239,860 and $135,978, respectively                                 575,512            669,394
Prepaid expenses                                                                         294,431            628,596
Income taxes receivable                                                                       -             311,983
Deferred income taxes (note 8)                                                           490,000                 -
Other investment (note 10)                                                               297,378                 -
Other (note 11)                                                                          337,225            536,936
                                                                                     -----------       ------------
               Total assets                                                  $        11,796,012         19,326,073
                                                                                    ============       ============

                   Liabilities and Stockholders' Equity

Liabilities:
     Accounts payable and accrued expenses                                   $         1,594,525            493,584
     Amounts due to related parties (note 4)                                             207,709            328,761
     Deferred income taxes (note 8)                                                           -             341,476
     Settlement liabilities on purchased mortgage servicing rights                       118,374          1,712,787
     Notes payable (note 3)                                                            5,155,636          7,175,945
     Obligations under participation agreements (note 4):
        Related parties                                                                       -             211,138
        Other                                                                                 -             246,403
     Capitalized lease obligations (note 5)                                              675,113            744,817
                                                                                    ------------       ------------
               Total liabilities                                                       7,751,357         11,254,911
                                                                                    ------------       ------------

Stockholders' equity (notes 6 and 7):
     Preferred stock, Series B, $.005 par value.  10,000,000 shares
         authorized; 372,000 shares issued                                                 1,860              1,860
     Common stock, $.001 par value.  25,000,000 shares authorized;
        3,875,476 and 3,802,976 shares issued, respectively                                3,876              3,803
     Paid-in capital                                                                   8,642,442          8,550,390
     Deficit                                                                          (4,162,178)           (42,441)
                                                                                    ------------       ------------
                                                                                       4,486,000          8,513,612
     Treasury stock, 99,869 and 100,119 shares of common stock,
        respectively, at cost                                                           (441,345)          (442,450)
                                                                                    ------------       ------------
               Total stockholders' equity                                              4,044,655          8,071,162

Commitments and contingencies (notes 5 and 11)
               Total liabilities and stockholders' equity                    $        11,796,012         19,326,073
                                                                                    ============       ============


See accompanying notes to consolidated financial statements.




                                     ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                                       Consolidated Statements of Operations

                                    For the years ended March 31, 1995 and 1994


                                                                                       1995              1994
                                                                                       ----              ----
Revenues:
     Servicing fees                                                           $       3,293,878         3,886,487
     Gains on sales of mortgage loans, net (including origination fee income (expense) of $412,297 and $(812,339) at
        March 31, 1995 and 1994, respectively)                                          515,478           484,579
     Other fees                                                                         835,432           400,506
     Gains on sales of mortgage servicing rights                                        383,443         2,112,064
     Interest                                                                           197,105           417,567
     Other                                                                              255,863            27,935
                                                                                  -------------      ------------
               Total operating revenues                                               5,481,199         7,329,138
                                                                                  -------------         ---------

Expenses:
     Servicing expense                                                                1,285,843           493,038
     Personnel                                                                        3,576,031         2,720,830
     General and administrative                                                       2,298,834         1,359,155
     Interest                                                                           485,338           770,653
     Depreciation and amortization                                                    1,860,926         1,561,910
     Other                                                                              788,492            97,071
                                                                                  -------------      ------------
               Total operating expenses                                              10,295,464         7,002,657
                                                                                  -------------         ---------

               Income (loss) before income taxes                                     (4,814,265)          326,481

Income tax benefit (expense) (note 8)                                                   850,768          (148,197)
                                                                                  -------------      -------------
               Net income (loss)                                              $      (3,963,497)          178,284
                                                                                  =============      ============

Weighted average shares outstanding                                                   3,726,000         3,527,000
                                                                                  =============         =========

Income (loss) per common share                                                       $   (1.11)            -
                                                                                          ====            ==




See accompanying notes to consolidated financial statements.





                                     ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                                  Consolidated Statements of Stockholders' Equity

                                    For the years ended March 31, 1995 and 1994


                                    Preferred      Common         Paid-in                       Treasury
                                      stock        stock          capital        Deficit         stock           Total
                                    ---------      -------        ---------      -------        ---------      ---------

Balance at March 31, 1993           $  1,986         3,222        6,739,110      (56,742)            -         6,687,576

Net income                                -             -                -       178,284             -           178,284
Dividends on preferred stock,
  $.42 per share                          -             -                -      (163,983)            -          (163,983)
Issuance of 480,830 shares of
  common stock, net of costs              -            481        1,576,946           -              -         1,577,427
Issuance of 97,885 shares of
  common stock in exchange                -             68          207,990           -         132,069          340,127
  for services rendered
Issuance of 7,500 shares of
  common stock in exchange for
  net assets of subsidiary acquired       -              7           26,243           -              -            26,250
Conversion of 25,250 shares of
  preferred stock to common stock       (126)           25              101           -              -                -
Acquisition of 130,004 shares
  of common stock for the treasury        -             -                -            -        (574,519)        (574,519)
                                       -----     ---------       ----------     --------        -------       ----------

Balance at March 31, 1994              1,860         3,803        8,550,390      (42,441)      (442,450)       8,071,162

Net loss                                  -             -                -    (3,963,497)            -        (3,963,497)
Issuance of 62,500 shares of
  common stock in exchange for
  other investment                        -             63           73,687           -              -            73,750

Issuance of 10,250 shares of
  common stock in exchange for
  services rendered                       -             10           18,365           -           1,105           19,480
Dividends on preferred stock,
  $.42 per share                          -             -                -      (156,240)            -          (156,240)
                                       -----        ------       ----------   ----------       --------       ----------

Balance at March 31, 1995           $  1,860         3,876        8,642,442   (4,162,178)      (441,345)       4,044,655
                                       =====        ======       ==========   ==========       ========       ==========




See accompanying notes to consolidated financial statements.


                                         ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                                           Consolidated Statements of Cash Flows

                                        For the years ended March 31, 1995 and 1994


                                                                                                1995                1994
                                                                                                ----                ----
Cash flows from operating activities:
     Net income (loss)                                                                  $      (3,963,497)          178,284
     Adjustments to reconcile earnings before extraordinary item to net cash used in operating activities:
           Depreciation and amortization                                                        1,860,926         1,561,910
           Gains on sales of mortgage servicing rights                                           (383,443)       (2,112,064)
           Common stock issued in exchange for services rendered                                   19,480           340,127
           Deferred income taxes                                                                 (831,476)          360,461
           Changes in assets and liabilities:
               Mortgage loans held for sale                                                     1,042,854        (2,172,266)
               Mortgage servicing advances and accounts receivable                              2,446,634        (3,301,062)
               Prepaid expenses and other assets                                                  533,876          (628,796)
               Accounts payable and accrued expenses                                              979,889            67,787
               Interest related to participations                                                  30,463           (80,630)
               Income taxes receivable (payable)                                                  311,983          (589,635)
                                                                                             ------------      ------------
                Net cash provided by (used in) operating activities                             2,047,689        (6,375,884)
                                                                                             ------------         ---------

Cash flows from investing activities:
     Acquisition of property and equipment                                                        (40,885)         (690,339)
     Acquisition of subsidiary                                                                    (10,000)               -
     Other investment                                                                            (223,628)               -
     Acquisition of purchased mortgage servicing rights                                        (1,657,472)       (2,703,357)
     Acquisition of mortgage loans held for  investment                                                -           (254,370)
     Proceeds from sales of mortgage servicing rights                                           1,209,710         2,995,866
     Principal payments received on mortgage loans held for investment                            139,384           119,846
                                                                                             ------------      ------------
                Net cash used in investing activities                                            (582,891)         (532,354)
                                                                                             ------------      ------------

Cash flows from financing activities:
     Proceeds from issuance of common stock, net                                                       -          4,870,177
     Notes payable, net                                                                        (2,020,309)        4,864,156
     Proceeds from participation agreements                                                            -            239,160
     Principal payments on participation agreements                                              (488,004)       (1,047,915)
     Payments on capitalized lease obligations                                                   (218,651)         (178,493)
     Payment of preferred dividends                                                              (156,240)         (163,983)
                                                                                             ------------      ------------
                Net cash provided by (used in) financing activities                            (2,883,204)        8,583,102
                                                                                                ---------      ------------

                Net (decrease) increase in cash                                                (1,418,406)        1,674,864

Cash at beginning of year                                                                       1,930,562           255,698
                                                                                             ------------      ------------
Cash at end of year                                                                     $         512,156         1,930,562
                                                                                             ============      ============
                                                                                                                (Continued)



                                                             2


                                         ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                                     Consolidated Statements of Cash Flows, Continued


                                                                                                1995              1994
                                                                                                ----              ----
Supplemental disclosures of noncash financing and investing activities:
     Cash paid for interest                                                             $         485,338           770,653
                                                                                             ============      ============

     Cash (refunded) paid for taxes                                                     $        (332,110)          417,213
                                                                                             ============      ============

     Treasury stock acquired in connection with participation agreement                 $              -            574,519
                                                                                             ============      ============

     Stock issued in exchange for other investment                                      $          73,750            26,250
                                                                                             ============      ============

     Acquisition of fixed assets financed by capital leases                             $         148,947           923,310
                                                                                             ============      ============


See accompanying notes to consolidated financial statements.




                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                             March 31, 1995 and 1994


 (1)  Organization and Summary of Significant Accounting Policies

      (a) Organization and Principles of Consolidation

      Advanced  Financial,  Inc. (the Company) owns 100% of AFI Mortgage,  Corp.
        (AFI). AFI originates and services residential first mortgage loans and, beginning in 1992, began purchasing rights to service residential first and second mortgage loans. The Company also owns 100% of Continental Mortgage Services, Inc. (CMSI) and Network Appraisals, Inc. (Network). CMSI and Network provide consulting and appraisal services to other mortgage banking companies.

      The consolidated financial statements include the accounts of the Company,
        AFI, CMSI and Network. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications of prior year amounts have been made so as to conform to the current presentation.

      (b) Cash and Cash Equivalents

      Cash and cash equivalents are defined as all demand deposits and short-term investments with original maturities of less than three months.

      (c) Mortgage Loans Held for Sale and Investment

      Mortgage loans held for sale are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on the aggregate basis. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold at the date of sale. Mortgage loans held for investment are carried at the lower of cost or market on the date of acquisition or transfer from the held for sale account.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      (d)  Mortgage Servicing Rights and Mortgage Servicing Advances Receivable

      Purchased mortgage servicing rights are recorded at cost and are amortized in proportion to and over the estimated positive future cash flows derived from servicing the portfolio. The Company evaluates the recoverability of the cost of each bulk purchase of servicing rights or, in the case of correspondent purchases, by grouping such servicing rights by interest rates and purchase dates of similar loans. If necessary, the Company further disaggregates bulk purchases for purposes of evaluating recoverability if the underlying loans do not have similar underlying economic characteristics. The Company estimates remaining net cash flows to be received from servicing the portfolio and if such amounts, on a discounted basis, are less than amortized cost, appropriate adjustments are made. These adjustments, when required, result in servicing rights being carried at the lower of cost or market. Consistent with current industry practice, mortgage servicing rights related to loans originated by the Company are not capitalized. Gains on sales of mortgage servicing rights are determined by deducting from the selling price the remaining unamortized cost of such servicing rights.

      Inconnection with servicing mortgage-backed securities guaranteed by federal agencies, the Company advances certain principal and interest payments to security holders prior to their collection from specific mortgagors. In addition, the Company will make certain payments of property taxes and insurance premiums in advance of collection from specific mortgagors, as well as certain payments of attorneys' fees and other costs related to loans in foreclosure. Such advances are included in mortgage servicing advances receivable.

      (e) Property and Equipment

      Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, ranging from three to thirty years.

      (f) Excess of Cost Over Fair Value of Assets Acquired

      The excess of cost over fair value of assets acquired, resulting from the Company's acquisition of AFI, is being amortized over fifteen years. The Company periodically evaluates the recoverability of its recorded goodwill.

      (g) Foreclosed Assets

      Foreclosed   assets,   included  in  other  assets  in  the   accompanying
        consolidated balance sheets, are recorded at the lower of the loan balance or the fair value of the property less estimated selling costs.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      (h) Servicing and Other Fees

      Servicing fees represent fees earned for servicing mortgage loans owned by investors. These fees are calculated on the outstanding principal balances of the loans serviced and are recorded as income when earned.

      Other fees consist of ancillary income associated with loan servicing and is recorded as income when collected.

      (i) Income Taxes

      Effective April 1, 1993, the Company  prospectively  adopted  Statement of
        Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent management believes that it is more likely than not that they will be realized. The cumulative effect of adopting the new accounting standard was not material to the Company's consolidated financial statements.

      (j) Income (Loss) Per Common Share

      Income (loss) per common share is based on the weighted  average number of common shares outstanding during the periods plus common stock equivalents, when dilutive, consisting of stock options and warrants. For purposes of this computation, net income (loss) has been adjusted for the dividends on the preferred stock. The computation of fully diluted income (loss) per share includes the common stock issuable upon conversion of preferred stock, when dilutive. Because the effect of such inclusion is anti-dilutive in 1994 and 1995, fully diluted information is not presented herein.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      (k) Effect of New Financial Accounting Standards

      SFAS No. 122, "Accounting for Mortgage Servicing Rights," is effective for the Company on April 1, 1996 and will require that the total cost of mortgage loans originated or acquired be allocated to the loan and the related servicing right based on their relative fair values. Costs allocated to mortgage servicing rights will be recognized as a separate asset and amortized over the period of estimated net servicing income and periodically evaluated for impairment based on fair value. The adoption of this statement is not expected to have a material effect on the Company's 1996 consolidated financial statements because the Company intends to sell originated loans servicing released during fiscal 1996.

      The Company adopted SFAS No. 115,  "Accounting for Certain  Investments in
        Debt and Equity Securities," on April 1, 1994. This statement requires that investments in debt and certain equity securities be classified in one of three categories: (1) held-to-maturity securities, which are carried at amortized cost; (2) trading securities, which are carried at fair market value, with unrealized gains and losses included in earnings; and (3) available-for-sale securities, which are carried at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. The impact of adopting this statement on the Company's consolidated financial statements was not material.

      The Company is required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, on April 1, 1995. This statement addresses the accounting by creditors for impairment of certain loans. The impact of adopting the statement on the Company's consolidated financial statements is not expected to be material.

      SFAS No. 107 and SFAS No. 119,  "Disclosures About Fair Value of Financial
        Instruments," are effective for the Company on April 1, 1995 and require disclosure of the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the consolidated financial statements.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


 (2)  Mortgage Servicing Rights

      Purchased mortgage servicing rights are presented net of accumulated amortization of $2,221,205 and $1,507,121 at March 31, 1995 and 1994,
        respectively. A summary of the activity related to purchased mortgage servicing rights is as follows at March 31, 1995 and 1994:

                                                      1995               1994
                                                      ----               ----

           Balance at beginning of year         $   5,740,532         3,548,967
           Purchases                                   63,059         4,411,638
           Amortization                            (1,442,874)       (1,252,911)
           Sales                                     (826,267)         (967,162)
                                                 ------------      ------------
           Balance at end of year               $   3,534,450         5,740,532
                                                 ============      ============

      The  Company's   portfolio  of  mortgage  loans  serviced  for  investors,
        including loans originated by the Company, aggregated approximately $527,000,000 and $712,000,000 at March 31, 1995 and 1994, respectively.
        Included in the portfolio at March 31, 1995 and 1994 is approximately $221,000,000 and $320,000,000, respectively, of Government National Mortgage Association (GNMA) mortgage-backed securities. Under terms of the guarantee agreement with GNMA, the Company is required to advance principal and interest not collected from the mortgagor and is liable for amounts lost in foreclosure of defaulted loans not recovered from the loans' insurers.

      AtMarch 31, 1995 and 1994, escrow funds related to the serviced loans approximated $13.5 million and $12.8 million, respectively, and are not included in the accompanying consolidated balance sheets.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


 (3)     Notes Payable

         The following summarizes the Company's notes payable at March 31, 1995 and 1994:



                                                                                            1995             1994
                                                                                            ----             ----
         Borrowings  under a  $17,000,000  line of credit,  secured by  mortgage loans and mortgage  servicing  rights,  interest at Federal  Funds rate plus
              2.5%, due December 31, 1995                                            $      2,409,577              -
         Borrowings under a $20,000,000 repurchase agreement regarding mortgage loans, interest at Federal Funds rate plus 2.5%, repaid December 8,
              1994                                                                                 -        2,890,763
         Borrowings under a $500,000 warehouse line of credit, secured by mortgage loans, interest at prime plus 1%, due October 1, 1995
                                                                                              455,872         414,115
         Borrowings under a $975,000 warehouse line of credit, secured by
              $1,000,000 U. S. treasury bill, interest at prime, repaid April 15,
              1994                                                                                 -          974,418
         Borrowings under a $1,000,000 warehouse line of credit, secured by mortgage loans, interest at prime plus 1%, repaid October 25, 1994
                                                                                                   -          635,162
         Borrowings  under a  $1,000,000  line of credit,  secured  by  mortgage servicing rights, interest at prime plus 1.5%, monthly payments of
              $20,517 with final payment due July 1, 1999
                                                                                              891,910              -
         $632,329 note payable,  secured by mortgage servicing rights,  interest at prime,  with  monthly  payments of $7,020 and final  payment of
              $546,575
              due January 1, 1996                                                             579,975         624,592
         Borrowings under a $1,000,000 line of credit, secured by mortgage servicing rights, interest at prime plus .25%, repaid April 22, 1994
                                                                                                   -          998,659
         $650,000 note  payable,  secured by real  estate,  interest at 8%, with monthly  payments  of $6,197  and final  payment of  $572,494  due
              October
              1, 1996                                                                         614,118         638,236
         Note payable, secured by stock and note receivable, interest at prime plus 1%, with monthly installments of $5,556 and final payment of
              $163,047 January 1, 1996                                                        204,184              -
                                                                                         ------------    -----------
                                                                                     $      5,155,636       7,175,945
                                                                                         ============    ============

      Substantially all of the Company's mortgage loans held for sale, mortgage loans held for investment and servicing rights (both purchased and originated), and property and equipment are pledged to secure the notes payable.

                                                                                                        (Continued)


                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      Scheduled maturities of long-term debt, including borrowings under lines of credit, are:

                        1996         $        3,837,354
                        1997                    767,433
                        1998                    199,211
                        1999                    221,165
                        2000                    130,473
                                     ------------------
                                     $        5,155,636
                                     ==================

      The  Company's  $17  million  line  of  credit  described  above  contains restrictive covenants which, among other things, require AFI to maintain stockholders' equity of at least $3.5 million. The Company believes AFI's stockholders' equity may fall below this minimum level during fiscal 1996. Additionally, that indebtedness and certain other indebtedness as described above mature during fiscal 1996. Although the Company has not had substantive discussion with the lenders, the Company expects to renegotiate the covenants and to refinance such indebtedness on terms similar to those in the existing loan agreements.

(4)  Participation Agreements

      Prior to 1995, the Company entered into contractual arrangements known as participation agreements with both related and unrelated parties. Under the terms of those agreements, the participants received a portion
        (generally 75%) of the underlying cash flows resulting from the Company's servicing of certain identified mortgage loans. For purposes of the agreements, cash flow was defined as gross revenues (service fees and ancillary income) less a contractually pre-determined cost to service the loans. If the underlying servicing was sold by the Company, the participants received their pro-rata portion of the sale proceeds. The Company did not guarantee the participants a rate of return on their investment, and the Company had no contractual obligation to repurchase the participants' interests.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

      Amountsreceived  by the  Company  from the  parties  to the  participation agreements were recorded as obligations under participation agreements. To determine an interest rate on the obligation, the Company estimated the future cash flows to be paid to the participants and discounted those estimated future cash flows at a rate so that their present value equaled the amount paid by the participant. Interest expense was recorded on the accrual method, and actual payments to the participants were applied to reduce the Company's recorded obligation. If estimates of future cash flows to be paid to participants changed, the effective interest rate was revised and interest expense was adjusted, as necessary, on a prospective basis. During fiscal 1995 and 1994, the Company repaid obligations under participation agreements by either selling the underlying servicing and remitting the participants' portion of the proceeds from sale, or by settling the remaining obligation with Company funds. The Company recorded a noninterest bearing account payable of approximately $269,000 as of March 31, 1995, of which $207,709 was due to related parties, for the participants' pro-rata portion of the settlement proceeds and, therefore, no remaining obligation under participation agreements existed at March 31, 1995.

      The following table summarizes the participation activity during the fiscal years ended March 31, 1995 and 1994:



                                                              Related parties                Unrelated parties
                                                          ----------------------           --------------------
                                                          1995             1994            1995            1994
                                                          ----             ----            ----            ----


      Balance at beginning of year                 $      211,138            683,484       246,403         123,591
      Amounts borrowed under participation
        agreements                                             -             529,822            -          249,189
      Accrual (refund) of interest                         (9,120)           118,206        39,583          20,270
      Payments or payable to participants                (202,018)        (1,120,374)     (285,986)       (146,647)
                                                        ---------       ------------     ---------      ----------
      Balance at end of year                       $           -             211,138            -          246,403
                                                        =========       ============     =========      ==========

      Effective interest rate:
           During the year                                   - %            25              25              25
           End of year                                       -              25               -              25

                                                                                                        (Continued)



                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(5)   Capitalized Lease Obligations

      The Company has entered into various capital lease agreements, relating primarily to computer equipment and furniture. The future lease payments as of March 31, 1995 are as follows:

                       1996                           $      292,924
                       1997                                  291,109
                       1998                                  156,805
                       1999                                    2,992
                                                      --------------
           Total future lease payments                       743,830

           Less amounts representing interest at
              rates ranging from 7% to 10%                    68,717
                                                      --------------
                                                      $      675,113
                                                      ==============


      The Company has entered into various operating lease agreements for branch locations. The operating lease expense for fiscal 1995 and 1994 was approximately $77,000 and $0, respectively. The Company's future obligations for operating leases having lease terms in excess of one year are as follows: 1996 - $78,000; 1997 - $33,000.

(6)   Capital Stock

     On June 4, 1992, the Company completed the offering of 400,000 units at an offering price of $4 per unit. In connection with the offering, the Company issued warrants to acquire 40,000 units to the underwriter. The underwriter's warrants are exercisable until June 1, 1997 at an exercise price of $6.60. Each unit consisted of one share of Series B preferred stock, one Class A warrant and one Class B warrant. The preferred stock bears a 10.5% cumulative dividend rate, and is redeemable at the option of the Company upon payment of one share of common stock plus all unpaid dividends. The Class A warrants entitled the holder to purchase one share of the Company's common stock for $3.50 until December 4, 1993, at which time the warrants expired. 395,990 Class A warrants were exercised during fiscal 1994 and the Company received proceeds, net of costs, of $1,263,732. The Class B warrants entitle the holder to purchase one share of the Company's common stock for $10 until December 1, 1995, at which time they expire. The warrants are redeemable at the option of the Company, at which time the holders of the warrants may exercise their right to acquire common stock as described above.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


     On March 29, 1993, the Company completed the offering of 900,000 shares of common stock at an offering price of $4.25 per share. In addition, the Company issued warrants to acquire 100,000 shares of common stock to the underwriter. The warrants are exercisable until March 29, 1998 at an exercise price of $5.95. Total net proceeds of the common stock offering, net of offering costs of $628,557, aggregating $3,196,443 were recorded in the Company's 1993 consolidated balance sheet. On May 12, 1993, the underwriter notified the Company of its intent to exercise its over allotment option to acquire an additional 84,840 shares of common stock, and on May 21, 1993, the Company received additional proceeds from the issuance of such shares, net of offering costs, of $313,695.

      The Company acquired 130,004 shares of common stock for the treasury in fiscal 1994 as consideration for certain of the participation agreements described in note 4. The treasury stock and related obligation were recorded based upon the market value of the stock at the dates of the transactions, ranging from $3.625 to $5.625 per share.

     On September 2, 1994, the Company issued 10,000 shares of common stock valued at $1.87 per share (market value at the date of the transaction), in exchange for professional services performed for the Company. Additionally, on December 20, 1994, the Company issued 62,500 shares of common stock valued at $1.18 per share (market value at the date of the transaction), in exchange for a 10% interest in Home Real Estate Services of Lincoln, Inc. (Home) (see note 10).

(7)   Stock Option Plans

      The Company has adopted a key employee  stock option plan and an incentive stock option plan. Options to acquire common stock are granted, at fair market value, on the date of grant and expire in 2002 and 2003; 500,000 shares of common stock have been reserved for issuance under each of the plans. The following schedule sets forth information regarding option activity:

                                                                    Option
                                                    Number           price
                                                  ---------       -----------

           Outstanding at March 31, 1993            412,000       $      4.00
           Granted                                  133,000              4.25
           Canceled                                  (4,250)        4.00-4.25
                                                  ----------
           Outstanding at March 31, 1994            540,750         4.00-4.25
           Granted                                   77,400         1.31-2.25
           Canceled                                 (16,250)        1.50-4.25
                                                  ---------
           Outstanding at March 31, 1995            601,900         1.31-4.25
                                                  =========

     As of March 31, 1995, 542,000 of the Company's outstanding options were exercisable.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(8)   Income Taxes

      The components  of income tax expense  (benefit) for the years ended March
        31, 1995 and 1994 are as follows:

                                              1995             1994
                                              ----             ----

            Current                $         (19,292)        (212,233)
            Deferred                        (831,476)         360,430
                                             -------      -----------
                                   $        (850,768)         148,197
                                             =======      ===========

            Federal                $        (698,935)         125,386
            State                           (151,833)          22,811
                                             -------      -----------
                                   $        (850,768)         148,197
                                             =======      ===========

      The reasons for the difference between actual income tax expense (benefit) and expected income tax expense (benefit) at the statutory federal income tax rate (34%) are as follows:

                                                   1995              1994
                                                   ----              ----

       Expected income tax expense
         at statutory rate                $     (1,636,850)          111,004
       State income taxes, net                    (226,849)           16,784
       Amortization of excess cost
         over fair value of
         assets acquired                            18,010            18,010
       Change in valuation allowance              1,064,755             -
       Other, net                                   (69,834)           2,399
                                               ------------       ----------
                                           $       (850,768)         148,197
                                               ============       ==========

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


      The tax effects of temporary differences that give rise to the significant portions of the deferred tax assets and liabilities at March 31, 1995 and 1994 are as follows:

                                                             1995           1994
                                                             ----           ----

      Deferred tax assets:
           Net operating loss carryforward             $  1,346,715      69,860
           Valuation reserves                                30,600      17,000
           Basis difference in purchased
             mortgage servicing right                        51,494          -
           Deferred state taxes                             193,255          -
           Other                                              7,356          -
                                                       ------------   --------
                 Total deferred tax assets                1,629,420      86,860

      Valuation allowance                                 1,064,755          -
                                                        ------------   --------
                 Net deferred tax assets                     564,665      86,860
                                                        ------------   ---------

      Deferred tax liabilities:
           Deferred gain on sale of servicing                     -      347,480
           Basis difference in fixed assets                   37,495      37,719
           Deferred state taxes                                   -       43,137
           Deductible prepaid expenses                        30,537          -
           Other                                               6,633          -
                                                        ------------   --------
                 Total deferred tax liabilities               74,665     428,336
                                                        ------------   ---------
                 Net deferred tax liability (asset)     $   (490,000)    341,476
                                                         ============    =======

      The  Company  has net  operating  loss  carryforwards  of  $3,570,244  and
        $390,681 arising in the years ended March 31, 1995 and 1994, respectively. These net operating losses will expire in the years ended March 31, 2010 and 2009, respectively.

      Total deferred tax assets of $1,629,420 consist primarily of the benefit of the net operating loss carryforward. Management has established a valuation allowance of $1,064,755 to reduce the total deferred tax asset to an amount which management believes will, more likely than not, be realized. At April 30, 1995, the Company has no recoverable income taxes previously paid. In determining the amount of the valuation allowance, management has relied on a potential tax-planning strategy whereby an unrealized taxable gain in the Company's purchased mortgage servicing rights portfolio could be recognized through the sale of such servicing rights. Therefore, management believes that it is more likely than not that the $490,000 deferred tax asset will be realized.

                                                                     (Continued)

                    ADVANCED FINANCIAL, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(9)  Property and Equipment

      Property and equipment consisted of the following at March 31, 1995 and 1994:

                                                  1995                1994
                                                  ----                ----

     Land                                 $         300,000           300,000
     Building                                       901,288           880,132
     Furniture and fixtures                         385,046           391,585
     Office and computer equipment                1,005,106           830,535
     Automobile                                       5,331             5,331
                                               ------------      ------------
                                                  2,596,771         2,407,583

     Accumulated depreciation                       614,254           300,728
                                               ------------      ------------
                                          $       1,982,517         2,106,855
                                               ============      ============

(10)  Other Investment

      The Company's other investment represents a 10% common ownership interest and a noninterest bearing note receivable which has been discounted so as to yield 9% to the Company from Home. Home is a residential real estate brokerage company located in Lincoln, Nebraska. The Company's investment in Home is accounted for at cost of $131,080 and the balance of the note receivable at March 31, 1995, which matures on January 1, 1998, was $166,298.

(11)  Contingencies

      InMarch 1994, the Company was named in a lawsuit filed by two former stockholders and officers of the Company. The lawsuit alleges that the Company violated securities laws, delaying the ability of these former officers from selling common stock of the Company owned by them, resulting in alleged losses of $300,000. The validity of the stock owned by these plaintiffs is the subject of concurrent litigation. The Company believes the lawsuit filed by the former stockholders is without merit and it will be vigorously defended. Included in other assets at March 31, 1995 and 1994 is a $214,815 note receivable from one of the former officers which is unsecured, bears interest at 8% and was due December 30, 1992. The Company is currently negotiating with the stockholder for payment.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimable except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

         Registration fee. . . . . . . . . . . . $ 1,379.00
         Printing expenses . . . . . . . . . . . $ 1,000.00
         Accounting fees and expenses. . . . . . $ 2,000.00
         Legal fees and expenses (other than
          Blue Sky). . . . . . . . . . . . . . . $15,000.00
         Blue Sky fees and expenses. . . . . . . $ 1,000.00
         Miscellaneous . . . . . . . . . . . . . $   -0-

              Total. . . . . . . . . . . . . . . $20,379.00

Item 14. Indemnification of Directors and Officers.

     A. The Delaware General Corporation Law, under which the Registrant is incorporated, gives a corporation the power to indemnify any of its directors, officers, employees, or agents who are sued by reason of their service in such capacity to the corporation provided that the director, officer, employee, or agent acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action, he must have had no reasonable cause to believe his conduct was unlawful.

     B. The Company's Certificate of Incorporation provides for indemnification of officers and directors as follows:

     Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

     Since April 1, 1993, sales of unregistered securities were made as follows:

                                        NO. OF
                        DATE            SHARES        CONSIDERATION
                       -------          ------        -------------

COMMON STOCK           8/13/93          48,000          Services
                                                        rendered

                                        NO. OF
                        DATE            SHARES        CONSIDERATION
                       -------          ------        -------------

                      8/13/93            7,500        Purchase of
                                                       Continental
                                                       Mortgage
                                                       Services,
                                                       Inc.

                       9/2/94           10,000        Services
                                                       rendered

                     12/20/94           62,500        Purchase of
                                                       Home Real
                                                       Estate

OPTIONS TO PURCHASE
COMMON STOCK

                                        NO. OF
NAME                        DATE        SHARES      CONSIDERATION
- ----                        ----       -------      -------------

Lance Hutchinson           5/3/95      125,000      Marketing
                                                     services

Butch Gordon              12/1/95        2,500      Consulting
                                                     services

Cored Capital Corp.       2/15/96      250,000      Consulting
                                                     services

Affiliated Services       2/15/96      250,000      Consulting
                                                     services

Pyramid Holdings, Inc.    2/15/96      250,000      Consulting
                                                     services

Ocean Marketing
 Corporation              2/15/96      250,000      Consulting
                                                     services

First Mortgage
 Investment Corp.         3/31/96      100,000      Part of
                                                     financing
                                                     transaction

     With respect to the sale of unregistered securities as described above, the Company relied upon the exemptions afforded by Section 4(2) of the Securities Act of 1933. None of the sales were made to officers, directors or affiliates. Each security is restricted, contains a restrictive legend, and requires a legal opinion as to compliance with Rule 144 before a transfer may take place.

Item 16. Exhibits.

         See Exhibit Index filed herewith.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shawnee, Kansas on May 10, 1996.

                                              ADVANCED FINANCIAL, INC.


                                              By: /s/ NORMAN L. PETERSON
                                                 ------------------------
                                                      NORMAN L. PETERSON
                                                          President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman L. Peterson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                     Title                         Date
    ---------                     -----                         ----

/s/ NORMAN L. PETERSON      President, Treasurer,
- ----------------------      Director                         May 10, 1996
Norman L. Peterson


/s/ WILLIAM B. MORRIS       Secretary, Director
- ----------------------
William B. Morris                                            May 10, 1996


/s/ STEVEN J. PETERSON      Sr. Vice President,
- ----------------------      Director                         May 10, 1996
Steven J. Peterson


                            Vice President,
- ----------------------      Director                         May  , 1996
Mark J. Peterson


/s/ DEBORAH K. TOWERY       Chief Financial Officer,
- ----------------------      Chief Accounting
Deborah K. Towery           Officer                          May 10, 1996


/s/ THOMAS S. LILLEY        Director
- ----------------------                                       May 10, 1996
Thomas S. Lilley


/s/ JAMES L. MULLIN, II     Director                         May 10, 1996
- -----------------------
James L. Mullin, II


/s/ PATRICK E. ELGERT       Sr. Vice President,
- ----------------------      Director                         May 10, 1996
Patrick E. Elgert


                            Director                         May   , 1996
- ---------------------
Thomas G. Schleich


                            Director                        May      , 1996
- ---------------------
W. Ray Bell

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-1
                            ADVANCED FINANCIAL, INC.
                            ------------------------

3.1      Certificate of Incorporation of Registrant(2)

3.2 Certificate of Amendment to the Certificate of Incorporation of Registrant(3)

3.3      Bylaws of Registrant(4)

4.0 Certificate of Designation, Preferences, Rights and Limitations of Series "B" Proposed Stock(5)

4.1      Specimen Stock Certificate of $.001 par value common stock(6)

4.2      Form of Class B Warrant(7)

5.1      Proposed Form of Opinion of Counsel regarding legality(1)

10.1     Consulting Agreement between Registrant and Cored
         Capital Corporation(1)

10.2     Consulting Agreement between Registrant and Affiliated
         Services, Inc.(1)

10.3     Consulting Agreement between Registrant and Pyramid Holdings, Inc.(1)

10.4     Consulting Agreement between Registrant and Ocean
         Marketing Corporation(1)

24.1     Consent of counsel(1)

24.2     Consent of KPMG Peat Marwick, LLP, certified public accountants(1)


(1)      Filed herewith.

(2) Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).

(3) Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).

(4) Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).

(5) Incorporated by reference to Exhibit 4.0 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).

(6) Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).

(7) Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-2 of Advanced Financial, Inc. filed with the Securities and Exchange Commission on January 31, 1992 (No. 33-45406).